Exhibit 99.1

FGH Parent, L.P.
Consolidated Financial Statements
As of and for the years ended December 31, 2022 (not covered by the auditor’s report) and 2021 (not covered by the auditor’s report)

FGH Parent, L.P.
Consolidated Financial Statements

FGH Parent, L.P.
Consolidated Balance Sheets
(in millions, except units data)

	December 31,
	2022*	2021*

Assets:
Investments:
Funds withheld - directly managed, at fair value	$33,003	$43,948
Fixed maturities:
Securities, at fair value	8,935	—
Available for sale, at fair value (amortized cost: $2,274 and $2,271 at December 31, 2022 and 2021, respectively)	1,687	2,266
Equity securities, at fair value	175	—
Mortgage loans, at fair value	334	—
Other invested assets (includes $178 and $— of assets measured at fair value at December 31, 2022 and 2021, respectively)	1,969	679
Short term investments	262	293

Total investments	46,365	47,186

Cash and cash equivalents	2,216	995
Accrued investment income	98	13
Income taxes	2,636	445
Deposit asset, at fair value	607	—
Reinsurance recoverables (includes $253 and $— of assets measured at fair value at December 31, 2022 and 2021, respectively)	463	—
Deferred charge assets	279	—
Funds withheld by ceding companies	238	—
Goodwill and other intangibles	127	—
Other assets	173	14
Separate account assets, at fair value	23,601	—

Total assets	$76,803	$48,653
*not covered by the auditor’s report
See accompanying Notes to Consolidated Financial Statements.

FGH Parent, L.P.
Consolidated Balance Sheets (continued)
(in millions, except units data)

	December 31,
	2022*	2021*

Liabilities and Equity
Liabilities:
Future policy benefits for life insurance and annuity contracts	$26,995	$27,771
Policyholder contract deposits	12,146	7,055
Insurance liabilities, at fair value	5,546	—
Value of business acquired	3,824	4,053
Liability for unpaid losses and loss adjustment expenses	3,613	3,310
Collateral deposit liability	181	188
Long-term debt	745	243
Reinsurance payable	796	609
Deferred gain from reinsurance contracts	699	731
Loaned securities and repurchase agreements	417	—
Derivative liabilities	200	—
Other liabilities	334	75
Separate account liabilities	23,601	—

Total liabilities	79,097	44,035

Contingencies and commitments (Note 13)

Equity:
Owners' equity - 1,560,036 and 1,000,000 units issued and outstanding at December 31, 2022 and 2021, respectively	4,234	3,185
Retained earnings (deficit)	(6,179)	1,438
Accumulated other comprehensive loss	(349)	(5)

Total equity (deficit)	(2,294)	4,618

Total liabilities and equity	$76,803	$48,653
*not covered by the auditor’s report
See accompanying Notes to Consolidated Financial Statements.

FGH Parent, L.P.
Consolidated Statements of Income (Loss)
(in millions)

	Year Ended December 31,
	2022*	2021*

Revenues:
Premiums	$244	$280
Policy charges and fee income	449	76
Net investment income	2,093	2,049
Change in fair value of funds withheld	(8,688)	(1,303)
Investment gains (losses)	(3,113)	64
Foreign exchange gains	32	23
Asset management and service fees	71	—
Other revenues	87	—

Total revenues	(8,825)	1,189

Benefits, losses and expenses:
Policyholder benefits and changes in fair value of insurance liabilities	(112)	1,060
Interest credited to policyholder account balances	321	194
General operating and other expenses	538	196
Interest expense	31	12

Total benefits, losses and expenses	778	1,462

Loss before income tax benefit	(9,603)	(273)

Income tax benefit	(1,986)	(61)

Net loss	$(7,617)	$(212)
*not covered by the auditor’s report
See accompanying Notes to Consolidated Financial Statements.

FGH Parent, L.P.
Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	Year Ended December 31,
	2022*	2021*

Net loss	$(7,617)	$(212)

Other comprehensive loss, before tax:
Change in unrealized losses of fixed maturity securities, available for sale	(576)	(124)
Change in own-credit risk related to insurance liabilities	140	—

Total other comprehensive loss, before tax	(436)	(124)

Income tax benefit related to other comprehensive loss	92	26

Total other comprehensive loss, net of tax	(344)	(98)

Comprehensive loss	$(7,961)	$(310)
*not covered by the auditor’s report
See accompanying Notes to Consolidated Financial Statements.

FGH Parent, L.P.
Consolidated Statements of Changes in Owners' Equity
(in millions)

	For the Years Ended December 31, 2022* and 2021*
			Accumulated
			Other	Total
	Owners'	Retained	Comprehensive	Owners'
	Equity	Earnings (Deficit)	Income (Loss)	Equity (Deficit)

Balance, December 31, 2020	$3,185	$1,650	$93	$4,928
Net loss	—	(212)	—	(212)
Other comprehensive loss	—	—	(98)	(98)

Balance, December 31, 2021	3,185	1,438	(5)	4,618
Contributed capital	1,049	—	—	1,049
Net loss	—	(7,617)	—	(7,617)
Other comprehensive loss	—	—	(344)	(344)

Balance, December 31, 2022	$4,234	$(6,179)	$(349)	$(2,294)
*not covered by the auditor’s report
See accompanying Notes to Consolidated Financial Statements.

FGH Parent, L.P. Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2022*	2021*
Cash flows provided by (used in) operating activities
Net loss	$(7,617)	$(212)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of value of business acquired	(229)	(238)
Amortization of deferred gain (charge) from reinsurance contracts	51	14
Investment (gains) losses	2,059	(76)
Deferred income tax benefit	(2,122)	(351)
Net foreign exchange gains (losses)	(32)	—
Other	(57)	18
Changes in operating assets and liabilities:
Funds withheld - directly managed	10,838	1,604
Future policy benefits for life insurance and annuity contracts	(669)	(614)
Policyholder contract deposits	(256)	(337)
Insurance liabilities, at fair value	(7,750)	—
Deposit asset, at fair value	1,989	—
Liability for unpaid losses and loss adjustment expenses	171	(283)
Deferred gain from reinsurance contracts	111	167
Deferred charge assets	(126)	—
Income taxes	295	(117)
Reinsurance payable	(5)	28
Reinsurance recoverable	4,711	—
Funds withheld by ceding companies	(238)	—
Derivatives, net	(276)	—
Other, net	47	—
Net cash provided by (used in) operating activities	895	(397)

Cash flows provided by (used in) investing activities
Proceeds from the sale, maturities, and prepayments of:
Fixed maturities, securities at fair value	6,524	—
Fixed maturities, available for sale	488	2,710
Mortgage loans	6	—
Other invested assets	199	112
Short term investments	731	69
Purchases of:
Fixed maturities, securities at fair value	(10,983)	—
Fixed maturities, available for sale	(374)	(987)
Equity securities	(11)	—
Mortgage loans	(341)	—
Other invested assets	(1,194)	(390)
Short term investments	(371)	(315)
Acquisitions, net of cash acquired (Note 4)	(217)	—
Other, net	(2)	—
Net cash provided by (used in) investing activities	(5,545)	1,199

FGH Parent, L.P. Consolidated Statements of Cash Flows (continued)
(in millions)

	Year Ended December 31,
	2022*	2021*

Cash flows provided by (used in) financing activities
Net proceeds from issuance of debt obligations	850	247
Repayment of debt obligations	(350)	(242)
Capital contributions	1,049	—
Cash collateral for loaned securities	(99)	—
Deposits received for investment-type policyholder contract deposits	4,643	—
Withdrawals from investment-type policyholder contract deposits	(417)	—
Drafts outstanding	(7)	—
Repurchase agreements	300	—
Net cash provided by financing activities	5,969	5

Effect of foreign exchange rate changes on cash and cash equivalents	(98)	—

Net increase in cash and cash equivalents	1,221	807
Cash and cash equivalents at the beginning of the period	995	188

Cash and cash equivalents at the end of the period	$2,216	$995

Supplemental Disclosures of Cash Flow Information	2022*	2021*

Cash paid during the period for:
Interest	$18	$7
Taxes, net of refunds	$67	$407

Non-cash transactions:
Premiums and deposits on policies reinsured through funds withheld arrangements	$271	$280
Claims, withdrawals and surrenders on policies reinsured through funds withheld arrangements	$2,634	$2,566
Receipt of securities from funds withheld arrangements	$789	$660
*not covered by the auditor’s report

In addition, during the year ended December 31, 2022, we had novations related to variable-indexed annuities under the reinsurance agreement with Pruco Life Insurance Company, a subsidiary of Prudential Financial, Inc., that resulted in non-cash transactions of $4,635 million of investments with a corresponding offset of ($4,635) million related to the modified coinsurance payable, which is presented on a net basis with the reinsurance recoverables in the consolidated statements of cash flows and consolidated balance sheets. Refer to Note 9.

See accompanying Notes to Consolidated Financial Statements.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
1. Organization and Nature of Operations

FGH Parent, L.P. ("FGP") is a Bermuda limited partnership and is the ultimate group holding entity of the following wholly owned direct and indirect subsidiaries:

•Fortitude Group Holdings, LLC ("FGH"), a direct subsidiary of FGP, is a holding company formed under the laws of the State of Delaware, United States of America. The direct and indirect subsidiaries of FGH include:
•Fortitude Reinsurance Company Ltd. ("FRL"), a direct subsidiary of FGH, is a Bermuda domiciled company. FRL is registered under the Insurance Act 1978 and related regulations, as amended (the "Bermuda Insurance Act") as a Class 4 and Class E composite reinsurance company and is primarily a reinsurer of general insurance and life insurance run-off business. On January 1, 2022, the Texas Department of Insurance granted FRL authority to operate as a Reciprocal Jurisdiction Reinsurer.
◦Fortitude Re Investments, LLC ("FRI"), an investment holding company organized in the State of Delaware, United States of America, is a wholly owned subsidiary of FRL.
◦Grove Funding II, Inc. ("Grove Funding II"), an investment holding company organized in the State of Delaware, United States of America, is a wholly owned subsidiary of FRI.
•Fortitude Group Services, Inc. ("FGS"), a direct subsidiary of FGH, is a management services company incorporated in the State of Delaware, United States of America.
•Fortitude Life & Annuity Solutions, Inc. ("FLAS"), a direct subsidiary of FGH, is a licensed third party administrator for life and annuity business domiciled in the state of Nevada which was acquired by the Company on January 1, 2022. FLAS is incorporated in the state of Delaware. Refer to Note 4 for additional information regarding the acquisition of FLAS.
•Fortitude P&C Solutions, Inc. ("FPCS"), a direct subsidiary of FGH, is a licensed third party administrator for property and casualty business domiciled in the state of Illinois which was acquired by the Company on January 1, 2022. FPCS is incorporated in the state of Delaware. Refer to Note 4 for additional information regarding the acquisition of FPCS.
•Fortitude US Reinsurance Company ("FRC"), previously named Rx Life Insurance Company ("Rx Life"), was acquired by the Company on January 3, 2022 from Heritage Life Insurance Company. FRC, a direct subsidiary of FGH, is a life and annuity corporation domiciled in the state of Arizona and widely licensed throughout the U.S. Refer to Note 4 for additional information regarding the acquisition of FRC.
•Fortitude Life Insurance & Annuity Company ("FLIAC"), previously named Prudential Annuities Life Assurance Corporation ("PALAC"), was acquired by the Company on April 1, 2022 from Prudential Financial, Inc. ("Prudential Financial"). FLIAC, a direct subsidiary of FGH, is a life and annuity corporation domiciled in the state of Arizona and widely licensed throughout the U.S. Refer to Note 4 for additional information regarding the acquisition of FLIAC.
◦Grove Funding I, Inc. ("Grove Funding I"), an investment holding company organized in the State of Delaware, United States of America, is a wholly owned subsidiary of FLIAC.
•Fortitude Casualty Insurance Company ("FCIC"), previously named Plans’ Liability Insurance Company ("PLIC"), was acquired by the Company on May 12, 2022. FCIC, a direct subsidiary of FGH, is an Ohio domiciled property and casualty insurer which is widely licensed in the U.S. Refer to Note 4 for additional information regarding the acquisition of FCIC.
•Fortitude International Ltd. ("FIL"), a direct subsidiary of FGP, is a Bermuda domiciled holding company. The direct and indirect subsidiaries of FIL include:
•Fortitude International Group Holdings ("FIGH"), a direct subsidiary of FIL, is a holding company domiciled in the United Kingdom.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
◦Fortitude International Reinsurance Ltd. ("FIRL"), a direct subsidiary of FIGH, is a Bermuda exempted company, which was incorporated on November 18, 2021. FIRL was registered with effect from January 1, 2022 under the Bermuda Insurance Act as a Class 4 and Class E composite reinsurance company.
◦Fortitude International Group Services Ltd. ("FIGS"), a direct subsidiary of FIGH, is a management services company formed under the laws of Bermuda.

The Company is owned by Carlyle FRL, L.P. ("Carlyle FRL"), an investment fund advised by an affiliate of The Carlyle Group Inc. ("Carlyle"), an SEC-registered global investment firm, T&D United Capital Co., Ltd. ("T&D"), a wholly-owned subsidiary of T&D Holdings, Inc., a listed Japanese insurance group, and AIG, an SEC-registered company, which owned interests in the Company of 71.28%, 25.93% and 2.79%, respectively, as of December 31, 2022 and 71.5%, 25.0% and 3.5%, respectively, as of December 31, 2021.

Unless the context indicates otherwise, the terms ”the Company” “we” “us” or “our” refers to the consolidated group of FGH Parent, L.P. and subsidiaries.

2. Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). All material intercompany transactions have been eliminated.

In December 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-12 Definition of a Public Business Entity which provides a single definition of the term 'public business entity'. The definition within ASU 2013-12 includes a business entity that is required to file or furnish financial statements with the U.S. Securities and Exchange Commission ("SEC"), including when financial statements are included in another entity's filing. As of December 31, 2019 and until June 2, 2020, 19.9% of the membership units of the FGH were owned directly by TC Group Cayman Investment Holdings, L.P. Subsequent to June 2, 2020 and through December 31, 2020, 19.9% of the membership units of FGP were owned indirectly by Carlyle, through Carlyle’s interest in Carlyle FRL. Carlyle is required under SEC Regulation S-X, Rule 3-09 ("Rule 3-09"), Separate Financial Statements of Subsidiaries Not Consolidated and 50 Percent or Less Owned Person, to file the Company's consolidated financial statements for the years ended December 31, 2022 and 2021 on an unaudited basis and for the periods from January 1, 2020 to June 1, 2020 and June 2, 2020 to December 31, 2020 on an audited basis within its Form 10-K for the year ended December 31, 2022.

The Company's consolidated financial statements and related disclosures have therefore been prepared in accordance with the Company's designation as a public business entity. As the Company is a public business entity solely because of the application of Rule 3-09, it is not required to adopt forthcoming accounting standards on the effective date applicable to SEC filers. Further, the Company is not required to apply existing accounting standards applicable only to public entities, including those set forth in ASC 280, Segment Reporting.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions when applying accounting policies that often involve a significant degree of judgment. The Company's accounting policies that are most dependent on the application of estimates and assumptions are those related to the determination of:

•Fair value measurements of investments including derivatives and our interest in funds withheld;
•Valuation of future policy benefits liabilities, including timing and extent of loss recognition, and insurance liabilities, at fair value;
•Estimates of liability for unpaid losses and loss adjustment expenses;
•Estimates of the remaining life of the underlying contracts, which is used as the basis for amortizing the value of business acquired ("VOBA"), deferred gains and deferred charge assets from long duration reinsurance contracts;

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
•Estimates of the timing and amount of future cash flows, which is used as a basis for amortizing the deferred gains and deferred charge assets from the short duration reinsurance contracts;
•Estimates with respect to income taxes, including the valuation and recoverability of deferred income tax assets; and
•Estimates with respect to goodwill and other intangible assets and any related impairment.

Additional details regarding these and other estimates and assumptions are included within the significant accounting policies and the related disclosures that follow. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, the Company's consolidated financial condition, results of operations and cash flows could be materially affected.

Business Risks and Uncertainties

Our operations are influenced by many factors, including but not limited to, general economic conditions, regulatory changes, market risks normally associated with investments, the financial condition of our cedants and risks impacting insurance liabilities.

The Company is regulated by various state, federal and international regulatory authorities where it is licensed to do business. Future changes in regulatory requirements could have an unanticipated impact on the Company.

Liquidity, interest rate, foreign exchange and credit spread risks are all market risks. Liquidity risk is the risk that the Company's financial condition will be adversely affected by the inability or perceived inability to meet short-term cash, collateral or other obligations. Interest rate risk can arise from a mismatch in the interest rate exposure of assets compared to liabilities. Changes in interest rates can affect the valuation of fixed maturity securities, financial liabilities, insurance contracts and derivative contracts. Foreign exchange risk can arise from a mismatch in the foreign currency exposure of assets compared to liabilities. Changes in foreign exchange rates can affect the valuation of non-U.S. dollar denominated assets and liabilities. Credit spreads measure an instrument’s risk premium or yield relative to that of a comparable duration, default-free instrument. Changes in credit spreads can affect the valuation of fixed maturity securities, including but not limited to corporate bonds, asset-backed securities, mortgage-backed securities, credit derivatives and derivative credit valuation adjustments.

Market risk is monitored and managed using an asset-liability management framework. For both assets and liabilities, market risk exposures are measured in terms of sensitivities to changes in the relevant risk factors. In addition, the Company performs stress testing on these market risk factors to capture concentration risks to a single market risk factor change as well as simultaneous multiple market risk factor changes, to understand the net impact on exposure from impacts on both assets and liabilities.

The Company's insurance liabilities are exposed to policyholder behavior risk and mortality/longevity risk. Longevity risk is the risk of a change in value of a policy or benefit as a result of actual mortality experience being lower than the expected mortality assumed at the time of underwriting. The Company manages this risk through ongoing monitoring and assessment of such experience relative to underlying assumptions, which include those relative to mortality and morbidity.

Reclassifications

Certain prior period amounts have been reclassified to conform to the 2022 presentation.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
3. Summary of Significant Accounting Policies

The following summarizes our significant accounting policies.

Fair value option

The fair value option ("FVO") provides entities with an alternative to use fair value as the initial and subsequent accounting measurement attribute for assets and liabilities that meet the definition of a financial asset or liability. The decision to elect the FVO is determined on an instrument by instrument basis and is applied to an entire instrument. The decision is irrevocable once elected. We have made this election as it improves our operational efficiency and better aligns the recognition and measurement of certain investments and other assets and liabilities associated with those investments. Refer to the investments, reinsurance and insurance liabilities sections below and Notes 6 -10 for more information on the Company's FVO elections.

Investments

Funds withheld - directly managed: We have elected the FVO on the entirety of our funds withheld - directly managed portfolio. Funds withheld - directly managed represents a reinsurance receivable collateralized by segregated portfolios of investments maintained by the ceding companies. While the investments maintained in the funds withheld - directly managed are legally owned by the ceding companies, the investments are separately identified from their general accounts and, pursuant to our contractual terms with those ceding companies, all realized and unrealized gains and losses and net investment income on the investments accrue to us. The Company is entitled to all economic rights and obligations on the collateral as if the Company held the investments directly. We have therefore elected to present funds withheld - directly managed within the total investments subheading on the consolidated balance sheets.

The Company has elected to report the net investment income and investment gains (losses) arising from the underlying investments maintained within the funds withheld - directly managed account in the same financial statement line that such investment income would have been recorded had the Company held the investments directly.

The change in fair value of funds withheld - directly managed, excluding alternative investments, is presented separately within the consolidated statements of income (loss). The change in fair value of alternative investments collateralizing the funds withheld - directly managed is recorded within net investment income.

Some of the reinsurance agreements contain an embedded derivative because the ceding companies are paying an interest rate attributable to the returns on the portfolio of investments which collateralize the reinsurance receivable that is not associated with the ceding companies own credit risk. The fair value of embedded derivatives in the reinsurance agreements is included in funds withheld - directly managed in the consolidated balance sheets. As the funds withheld - directly managed assets are settled on a quarterly basis, the fair value of the embedded derivatives are equal to the unrealized gain or loss on the segregated investment portfolio.

Fixed maturity securities: Fixed maturity securities classified as available for sale ("AFS") are carried at fair value. Unrealized gains and losses from AFS securities are reported as a separate component of accumulated other comprehensive income (loss) ("AOCI"), net of deferred income taxes. We have elected the FVO for certain securities within our fixed maturity securities portfolio. Realized and unrealized gains and losses on FVO securities are reported in investment gains (losses) on the consolidated statements of income (loss).

Investments in fixed maturity securities are recorded on a trade-date basis, with any unsettled trades recorded in other assets or other liabilities on the consolidated balance sheets. Interest income related to fixed maturity securities, including amortization of premium and accretion of discount, are included in net investment income under the effective yield method. Prepayment premiums are also included in net investment income.

Interest income is recognized using the effective yield method and reflects amortization of premium and accretion of discount. Premiums and discounts arising from the purchase of bonds classified as available for sale are treated as yield adjustments over their estimated holding periods, until maturity, or call date, if applicable. For investments in

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
certain structured securities, recognized yields are updated based on current information regarding the timing and amount of expected undiscounted future cash flows. For high credit quality structured securities, effective yields are recalculated based on actual payments received and updated prepayment expectations, and the amortized cost is adjusted to the amount that would have existed had the new effective yield been applied since acquisition with a corresponding charge or credit to net investment income. For structured securities that are not of high credit quality, the structured securities yields are based on expected cash flows which take into account both expected credit losses and prepayments.

Equity securities, at fair value: We have elected the FVO on the entirety of our equity securities portfolio. Accordingly, realized and unrealized gains and losses on these investments are reported in investment gains (losses) on the consolidated statements of income (loss). Dividend income is reported on the ex-dividend date.

Mortgage loans, at fair value: We have elected the FVO on our entire portfolio of residential and commercial mortgage loans. Realized and unrealized gains and losses on these investments are reported in Investment gains (losses).

Private equity funds, limited partnerships and limited liability companies (“LPs/LLCs”): LPs/LLCs interests are accounted for using either the equity method of accounting, or at fair value if we elect the FVO. LPs/LLCs are recorded within other invested assets on the consolidated balance sheets. The Company uses the net asset value ("NAV"), a permitted practical expedient, as an estimate of fair value when the fair value is not readily available for our LPs/LLCs. The carrying value of these investments is written down, or impaired, to fair value when a decline in value is considered to be other-than-temporary. In applying the equity method (including assessment for other-than-temporary impairment ("OTTI"), the Company uses financial information provided by the investee, generally on a one to three-month lag. Changes in fair value of other invested assets are reported in net investment income.

Policy loans: The investments represent funds loaned to policyholders up to the cash surrender value of the associated insurance policies and are carried at the unpaid principal balances due to the Company from the policyholders. Policy loans are recorded within other invested assets on the consolidated balance sheets. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies.

Derivative instruments: Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns, and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior and non-performance risk (“NPR”) used in valuation models. Derivative financial instruments generally used by the Company include swaps, futures, forwards and options and may be exchange-traded or contracted in the over-the-counter (“OTC”) market. Certain of the Company's OTC derivatives are cleared and settled through central clearing counterparties, while others are bilateral contracts between two counterparties. Derivative positions are carried at fair value, generally by obtaining quoted market prices or through the use of valuation models.

Derivatives are used to manage the interest rate and currency characteristics of assets or liabilities. Additionally, derivatives may be used to reduce exposure to interest rate, credit, foreign currency and equity risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred.

The Company designates all derivatives as a derivative that does not qualify for hedge accounting. Accordingly, all realized and unrealized changes in fair value of derivatives are recorded in current earnings within investment gains (losses) or foreign exchange gains on the consolidated statements of income (loss). Cash flows from derivatives are reported in the operating activities section in the consolidated statements of cash flows.

Derivatives are recorded either as assets, within other invested assets, or as liabilities, within derivative liabilities. The Company nets the fair value of all derivative financial instruments with counterparties for which a master netting arrangement has been executed.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Short-term investments: These investments primarily consist of highly liquid debt instruments with a maturity of twelve months or less and greater than three months when purchased. These investments are generally carried at fair value or amortized cost that approximates fair value and include certain money market investments, funds managed similar to regulated money market funds, short-term debt securities issued by government sponsored entities and other highly liquid debt instruments.

As a result of the acquisitions made in 2022 (Note 4), and to conform to the 2022 presentation, the Company made a policy election to change its prior accounting policy to include only certain money market investments. The revised accounting policy is a more preferable approach and consistent with the prescribed guidance in ASC 230.

The Company assessed the retrospective application of the above accounting policy change and determined that the impacts were limited to updates to the prior year consolidated balance sheet (reclassification from short-term investments to cash equivalents) and the consolidated statement of cash flows, which also included reclassification from the purchases of and proceeds from short term investments to cash and cash equivalents. The cash and cash equivalents at the beginning of the period reflects increases of $925 million and $1 million as of December 31, 2021 and January 1, 2021, respectively.

OTTI: On a quarterly basis, the Company reviews its AFS portfolio for potential other-than-temporary impairments which would require that affected securities be written down to an adjusted cost basis with the amount of the write-down recorded as part of investment gains (losses) in the consolidated statements of income (loss). The Company reviewed its AFS investment portfolio for market value changes to identify changes caused by issuer credit deterioration, changes in market interest rates and changes in economic conditions. If this review indicated a decline in fair value that was other-than-temporary, the Company’s carrying amount in the investment is reduced to its estimated fair value as an OTTI. In accordance with GAAP guidance the estimated credit versus non-credit components of the OTTI would be bifurcated. The credit component would be recorded in earnings and result in the establishment of a new cost basis for the security. The non-credit component would be reclassified as unrealized loss in other comprehensive income. The Company would not recognize impairment of securities due to changing of interest rates or market dislocations unless the Company had the intent to sell the securities prior to recovery or maturity.

The Company considers a number of factors in determining whether the impairment was other-than-temporary. These may include, but are not limited to: 1) actions taken by rating agencies; 2) default by the issuer; 3) the significance of the decline in fair value; 4) the intent and ability to hold the investment until recovery; 5) the time period during which the decline had occurred; 6) an economic analysis of the issuer’s industry; and 7) the financial strength, liquidity, and recoverability of the issuer. Management performs a security-by-security review in evaluating the need for any other-than-temporary impairments. Although no set formula is used in this process, the investment performance, collateral position, and continued viability of the issuer are significant measures considered.

Cash and Cash equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, certain money market investments, funds managed similar to regulated money market funds, other debt instruments with maturities of three months or less when purchased and receivables related to securities purchased under agreements to resell (see also securities sold under agreements to purchase below).

Accrued investment income

Accrued investment income primarily includes accruals of interest and dividend income from investments that have been earned but not yet received.

Reinsurance

We assume short duration and long duration insurance and investment contracts under funds withheld, coinsurance and modified-coinsurance funds withheld arrangements. Certain of the Company's long duration insurance and investment contracts are also ceded to third-party reinsurers. We follow reinsurance accounting for assumed and ceded transactions that provide indemnification against loss or liability relating to insurance risk (risk transfer). To

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
meet risk transfer requirements, a reinsurance agreement must include both insurance risk consisting of both underwriting and timing risks, and a reasonable possibility of a significant loss. The mortality and timing risks related to certain life blocks of business, such as whole life, universal life-type, and pension risk transfer annuities with life contingencies were transferred to us and are subject to reinsurance accounting. The remaining blocks of life business, such as fixed annuities and structured settlements without life contingencies, lacked mortality risks, and thus could not achieve risk transfer. Accordingly, these reinsured contracts are subject to deposit accounting, rather than reinsurance accounting. The general insurance lines of business qualify to be accounted for as retroactive reinsurance.

Revenues, benefits, losses and expenses are recorded net of amounts ceded to reinsurers. Reinsurance recoverables, including ceded claim and insurance liabilities and contractual balances due from ceding companies, are recognized as assets and are determined using assumptions consistent with those of the underlying policies other than certain reinsurance recoverables which we have elected the fair value option as discussed below. Reinsurance payables include unpaid claims which are based upon estimates of payments to be made for claims incurred whether reported or unreported and net settlements due to ceding companies and reinsurers.

We have elected the fair value option for certain of our reinsurance ceded balances, which are as follows:

Reinsurance recoverables: We have elected the fair option on certain reinsurance recoverables which are recorded to match the associated insurance liabilities, which are recorded at fair value. Accordingly, the fair value of the reinsurance recoverables for which we have elected the FVO, is determined by the fair value calculation of our insurance liabilities. See discussion regarding the significant accounting policies of insurance liabilities further below. Changes in reinsurance recoverables for which we have elected the FVO and the associated insurance liabilities are both recorded through policyholder benefits and changes in fair value of insurance liabilities within the consolidated statements of income (loss). For additional information about these reinsurance arrangements see Note 9.

We have elected the fair value option on the entirety of our modified coinsurance agreement receivables and payables. The modified coinsurance receivable represents reserve credits for insurance liabilities and is recorded to match the associated insurance liabilities, which are recorded at fair value. Accordingly, the fair value of our modified coinsurance receivable is determined by the fair value calculation of our insurance liabilities. See discussion regarding the significant accounting policies of insurance liabilities further below. Similarly, the modified coinsurance payable primarily represents the fair value of the assets backing the ceded insurance liabilities under the reinsurance agreement. Accordingly, the fair value of the modified coinsurance payable is calculated to match the fair value of the assets under the reinsurance agreement. The modified coinsurance agreement receivables and payables are presented on a net basis within reinsurance recoverables on the consolidated balance sheets.

Deposit asset: We have elected the fair value option on the entirety of our deposit asset, which represents assets, held in trust by the reinsurer, that back the insurance liabilities for certain of our fixed indexed annuities and fixed annuities with a guaranteed lifetime withdrawal income. The deposit is recorded to match the associated insurance liabilities, which are recorded at fair value. Accordingly, the fair value of our deposit asset is determined by the fair value calculation of our insurance liabilities.

Deferred charge assets ("Deferred charges")

For reinsurance transactions where, at contract inception, the value of the liability assumed (plus any ceding commission paid) exceeds the premium received, the Company recognizes a deferred charge asset for this difference.

The premium charged to ceding companies may be lower than our estimate of liabilities as these liabilities may not be settled for many years. As premium is received at inception, we expect to generate a profit from these reinsurance contracts as we may invest the premium for many years, thereby generating investment income. The deferred charge is amortized into income over the settlement period of the assumed reserves using an effective interest rate method. In applying the interest method an effective interest rate is derived and locked in for these retroactive reinsurance contracts based on the expected timing and amount of the loss and loss adjustment expense payments such that the present value of these estimated payments equals the consideration received.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
An impairment assessment is performed for each deferred charge at the end of each reporting period. If an asset is deemed to be impaired it is written down within that reporting period, with the adjustment recorded within policyholder benefits and changes in fair value of insurance liabilities within the consolidated statements of income (loss).

Deferred charges are assessed for impairment on an individual contract basis by determining the rate of return that we are required to earn on the invested assets to ensure that all cash flows arising from the assumed liabilities are met in full over the projected remaining payout period. This required rate of return is compared against the modeled rate of return at inception, the forecasted yield and the actual inception-to-date rate of return in order to identify indicators that would lead us to record an impairment of the deferred charge. During the year ended December 31, 2022 we identified two reinsurance contracts requiring impairment. Refer to Note 11 for further discussion on the impairment recorded.

Funds withheld by ceding companies

Funds withheld by ceding companies represent funds that have been retained by ceding companies where we receive a fixed crediting rate. Funds withheld by ceding companies are carried at cost.

The Company has elected to report the net investment income and investment gains (losses) related to the funds withheld by ceding companies in the same financial statement line that such investment income would have been recorded had the Company held the investments directly.

Goodwill and other intangibles

Goodwill: Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. It is the excess of the cost of an acquisition over the fair value of the assets acquired and liabilities assumed at the date of acquisition.

Other intangibles: Other intangibles consist of state insurance licenses identified as part of the Company's acquisitions discussed further in Note 4. These intangible assets have an indefinite useful life and are not required to be amortized.

We review the carrying amount of goodwill and other intangibles on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount might not be recoverable. Goodwill impairment testing compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit to which the goodwill relates is less than the carrying amount of the reporting unit, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the reporting unit in an amount not to exceed the total amount of goodwill allocated to the reporting unit.

The impairment testing for other intangibles compares the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in the amount of that excess.

Other assets

Other assets primarily consist of other investment-related receivables, policyholder receivables and deferred acquisition costs.

Separate account assets

Separate account assets represent segregated funds that are invested for certain contractholders. The contractholder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contractholder, except to the extent of minimum guarantees by the Company, which are not separate account liabilities. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. The investment income and realized investment gains or losses from separate accounts generally accrue to the

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
contractholders and are not included in the Company’s results of operations. Mortality, policy administration and surrender charges assessed against the accounts are included in policy charges and fee income. Asset management and service fees charged to the accounts are included in other revenues. See Note 10 for additional information regarding separate account arrangements with contractual guarantees. See also separate account liabilities below.

Future policy benefits for life insurance and annuity contracts

Future policy benefits for life insurance and annuity contracts include retirement products whose payments depend on contract holder’s survival such as structured settlements with life contingencies, single premium immediate annuities ("SPIA") with life contingencies, and pension risk transfer annuities; and traditional life insurance products such as whole life ("WL") and return of premium ("RoP") term, accident & health ("A&H") and long term care ("LTC").

For these long duration traditional products, locked-in assumptions apply. The assumptions used to estimate benefit liabilities are set when a contract is issued and do not change with changes in actual experience unless a loss recognition event occurs. These locked-in assumptions include mortality, morbidity, persistency, maintenance expenses, and investment returns and include margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. Periodically, we are required to evaluate these locked-in assumptions. A loss recognition event occurs when there is a shortfall between the carrying amount of future policy benefit liabilities and estimated future policy benefit liabilities determined by applying current best estimate assumptions. If we determine a loss recognition event has occurred, we would record additional liabilities through a charge to future benefits expense. We would then replace the old locked-in assumption set with the current best estimate. Future reserves would be set by reviewing the updated best estimate assumptions periodically and making further adjustments where necessary. Other adjustments include unearned premium liabilities, incurred but not reported claims, and disabled lives reserves where A&H products such as disability income have claimants receiving ongoing benefits.

Policyholder contract deposits

The liability for policyholder contract deposits is recorded at accumulated or fund value (deposits received, plus accrued interest credited, less withdrawals, charges and fees). Amounts collected on investment-oriented products are not recognized as revenues, because they are recorded directly to policyholder contract deposits upon receipt.

Policyholder contract deposits are primarily comprised of deferred annuities and annuities issued in structured settlement arrangements, single premium immediate annuities ("SPIA"), single premium whole life contracts, contracts with no life contingent features and universal life-type contracts. The liability for these products represents an estimate of the present value of future benefits using an interest rate determined at the treaty inception date.

For universal life-type contracts that are determined to have profits in earlier years and losses in subsequent years from the insurance benefits, an additional liability is established in addition to the fund value to recognize the portion of amounts assessed against the contract holder (costs of insurance and all other charges and margins) that compensates us for benefits to be provided in future periods.

Insurance liabilities, at fair value

We have elected the fair value option on certain of our insurance liabilities, which primarily include liabilities for guaranteed benefits related to certain long-duration life and annuity contracts, which are discussed more fully in Note 10. These liabilities represent reserves for guaranteed minimum death benefits (“GMDB”), guaranteed minimum income benefits (“GMIB”), guaranteed minimum accumulation benefits (“GMAB”), guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed minimum income and withdrawal benefits (“GMIWB”). Changes in the fair value of insurance liabilities are reported in policyholder benefits and changes in fair value of insurance liabilities on the consolidated statements of income (loss).

The assumptions used in establishing reserves are generally based on the Company’s experience, industry experience and/or other factors, as applicable. We evaluate, and update when applicable, our actuarial assumptions such as mortality and policyholder behavior assumptions, on a quarterly basis. Generally, we do not expect trends

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
to change significantly in the short-term and, to the extent these trends may change, we expect such changes to be gradual over the long-term.
Liability for unpaid losses and loss adjustment expenses

Loss reserves and loss adjustment expenses ("LAE") represent estimates of unpaid claims, including estimates for claims incurred but not reported and loss adjustment expenses ("IBNR"), less applicable discount. We regularly review and update the methods used to determine loss reserve estimates. Because these estimates are subject to the outcome of future events, changes in estimates are common given that loss trends vary and time is often required for changes in trends to be recognized and confirmed. Reserve changes that increase previous estimates of ultimate loss are referred to as unfavorable or adverse development. Reserve changes that decrease previous estimates of ultimate cost are referred to as favorable development. Prior year development can refer to either favorable or unfavorable development.

Discounting of loss reserves: We discount total workers’ compensation liabilities using a discount rate calculated from the U.S. Treasury rates plus a liquidity premium, along with the use of payout patterns specific to our primary and excess workers’ compensation portfolios. We lock in this discount rate at the inception of the contract, and no periodical updates are made. The locked in discount rate on the Company's current workers' compensation is 2.31%.

During the year ending December 31, 2022, the Company made a policy election to change its prior accounting policy where the discount rate was updated periodically along with the updated payout patterns. In our view, the revised accounting policy is a more preferable approach as changes in interest rates do not represent changes in amounts or timing of cash flows and the underlying deferred charge or gain would have been measured based on discount rates that existed at the time of the reinsurance contract.

The Company assessed the retrospective application of the above accounting policy change and determined that there were no material impacts to the December 31, 2022 or December 31, 2021 financial statements. Note that the beginning carrying value of the deferred gain at 2021 (as disclosed in Note 11) was revised from $2 million to $162 million to reflect the balance sheet reclassification impact of the accounting policy change with an offsetting impact to the liability for losses and LAE.

Premium Deficiency: The Company recognizes a premium deficiency reserve if the expected unpaid ultimate losses and loss adjustment expenses from future insured events exceed the related unearned premiums and other liabilities established and anticipated investment income. Any future expected losses on unearned premium are recorded as an increase to loss and loss adjustment expense reserves within the consolidated balance sheets and included within policyholder benefits and changes in fair value of insurance liabilities within the consolidated statements of income (loss).

Collateral deposit liability

The Company has contractually assumed certain environmental protection plan ("EPP") and clean-up cost cap ("CCC") exposures. EPP and CCC products are designed to incorporate elements of program funding (investment risk on EPP) along with cost overrun protection (insurance risk on CCC) for the remediation of known environmental contamination issues.

The Company recognizes proceeds received under EPP programs as a collateral deposit liability, given insurance risk is not transferred under such funding programs. As losses funded by the policyholder are paid, the collateral deposit liability is reduced and as interest, estimated by applying the effective yield method, is accrued, the collateral deposit liability is increased.

Long-term debt

Long-term debt is recorded within the consolidated balance sheets as proceeds received less unamortized issuance costs. Debt issuance costs are capitalized and amortized over the estimated life of the debt.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Value of business acquired ("VOBA") and Deferred gain from reinsurance contracts

VOBA: The VOBA intangible liability represents the difference between estimated fair value of future best estimate liability cash flows and the Company's liability for future policyholder benefits and contract deposits after adjusting for current assumptions measured at the time of the acquisition.

The fair value estimate incorporated the following market participant based assumptions:

•Projections of future liability cash flows;
•A risk-free discount rate, representing the time value of money excluding non-performance risk;
•An adjustment to the risk-free discount rate to reflect the Company's credit rating and claims paying ability (i.e. non-performance risk); and
•The inclusion of a market risk margin to account for the inherent uncertainty in the liability cash flows.

This VOBA liability is amortized over the lives of the reinsured policies of up to 70 years, in relation to expected benefit payments or insurance in-force amounts for insurance contracts. The amortization is included within policyholder benefits and changes in fair value of insurance liabilities within the consolidated statements of income (loss).

Deferred gain - long duration: The difference between the consideration received in excess of the liabilities assumed under the reinsurance contract is recorded as a deferred gain from reinsurance contracts in the consolidated balance sheets. The deferred gain is amortized over the lives of the reinsured policies in relation to expected benefit payments or insurance in-force for insurance contracts. The amortization is included within policyholder benefits and changes in fair value of insurance liabilities within the consolidated statements of income (loss).

Deferred gain - short duration: Retroactive reinsurance contracts provide indemnification with respect to past loss events. For these contracts, the difference between the consideration received in excess of the liabilities assumed under the reinsurance contract, represents a net cost of reinsurance liability and is recorded as a deferred gain from reinsurance contracts in the consolidated balance sheets. The deferred gain is amortized into income over the settlement period of the assumed reserves using an effective interest rate method. In applying the interest method an effective interest rate is derived and locked in for these retroactive reinsurance contracts based on the expected timing and amount of the loss and loss adjustment expense payments such that the present value of these estimated payments equals the consideration received.

We monitor subsequent development on losses that occur during the retroactive period and will revise the deferred gain balance on a cumulative basis. The revised deferred gain balance is determined using the retrospective method so that the adjusted balance reflects the amount that would have existed had the revised estimates been available at the inception of the reinsurance transactions. The amortization, including any catch up adjustment recorded during the period of change, is included within policyholder benefits and changes in fair value of insurance liabilities within the consolidated statements of income (loss).

Loaned securities and repurchase agreements

Cash proceeds from securities lending transactions are primarily used to earn spread income, and are typically invested in cash equivalents, short-term investments or fixed maturities. Securities lending transactions are used primarily to earn spread income or to facilitate trading activity. As part of securities lending transactions, the Company transfers U.S. and foreign debt and equity securities, as well as U.S. government and government agency securities, and receives cash as collateral. Securities lending transactions are treated as financing arrangements and are recorded at the amount of cash received. The Company obtained collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. The Company monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company’s securities lending transactions are with large brokerage firms and large banks. Income and expenses associated with securities lending transactions used to earn spread income are reported as net investment income.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Securities sold under repurchase agreements represents liabilities associated with securities repurchase agreements that are used primarily to earn spread income. As part of securities repurchase agreements, the Company transfers U.S. government and government agency securities to a third-party and receives cash as collateral. For securities repurchase agreements, the cash received is typically invested in cash equivalents, short-term investments or fixed maturities. Receivables associated with securities purchased under agreements to resell are generally reflected as cash equivalents. As part of securities resale agreements, the Company invests cash and receives as collateral U.S. government securities or other debt securities.

Securities repurchase and resale agreements that satisfy certain criteria are treated as secured borrowing or secured lending arrangements. These agreements are carried at the amounts at which the securities will be subsequently resold or reacquired, as specified in the respective transactions. For securities purchased under agreements to resell, the Company’s policy is to take possession or control of the securities either directly or through a third-party custodian. These securities are valued daily and additional securities or cash collateral is received, or returned, when appropriate to protect against credit exposure. Securities to be resold are the same, or substantially the same, as the securities received. The majority of these transactions are with large brokerage firms and large banks. For securities sold under repurchase agreements, the market value of the securities to be repurchased is monitored, and additional collateral is obtained where appropriate, to protect against credit exposure. The Company obtains collateral in an amount at least equal to 105% of the fair value of the securities sold. Securities to be repurchased are the same, or substantially the same, as those sold. The majority of these transactions are with highly rated money market funds. Income and expenses related to these transactions executed within the insurance companies used to earn spread income are reported as net investment income.

Separate account liabilities

Separate account liabilities primarily represent the contractholders’ account balances in separate account assets and to a lesser extent borrowings of the separate account, and will be equal and offsetting to total separate account assets. See also separate account assets above.

Other liabilities

Other liabilities primarily consist of accrued expenses, technical overdrafts, deferred revenue and payables resulting from purchases of securities that had not yet settled at the balance sheet date. Other liabilities may also include derivative instruments for which fair values are determined as described in the Investments section above.

Income Taxes

The Company operates as a partnership for U.S. federal income tax purposes and also owns a number of subsidiaries that are subject to U.S. federal and state income tax. During 2021, the Company also formed several non-US. entities, including entities in Bermuda and the U.K. The partners report their share of the underlying partnership’s income or loss on their local country income tax returns. In addition, for those subsidiaries that are subject to U.S. federal and state income taxes at the entity level, the related tax provision attributable to these operations is reflected in the consolidated statements of comprehensive income. Under Bermuda law, any Bermuda domiciled companies are not required to pay any income taxes in Bermuda on either operating income or capital gains and, as such, there is no related tax provision associated with these operations. These Bermuda subsidiaries operate in Bermuda and intend to operate the business in such a manner that they are not considered to be treated as engaged in the conduct of a trade or business in the U.S. The U.S. tax code, regulations and court decisions do not definitively identify activities that constitute being engaged in a trade or business in the U.S. and, as such, the Internal Revenue Service, or “IRS,” may assert that the Company’s Bermuda subsidiaries are engaged in a trade or business in the U.S. The U.K. subsidiary is a holding company and its activity for 2022 is limited to immaterial general operating expenses. There is no related tax provision associated with this activity.

The income tax provision is calculated under the asset and liability method. We recognize deferred income tax assets and liabilities for the expected future tax effects attributable to temporary differences between the financial statement and tax return basis of assets and liabilities based on enacted tax rates and other provisions of the tax law.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Deferred tax assets and liabilities are recognized for the timing differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis at the balance sheet date. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that in management’s opinion, is more likely than not to be realized.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance, if necessary, to reduce the deferred tax asset to an amount that is more likely than not to be realized (a likelihood of more than 50%). The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires the Company to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.

The Company's framework for assessing the recoverability of deferred tax assets requires consideration of all available evidence, including: (i) the nature, frequency, and severity of cumulative financial reporting losses in recent years; (ii) the predictability of future operating profitability of the character necessary to realize the net deferred tax asset; (iii) the carry forward periods for the net operating loss, capital loss and foreign tax credit carry forwards, including the effect of reversing taxable temporary differences; and (iv) prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset.

Insurance Revenue and Expense Recognition

Premiums for short-duration contracts are recorded as written on the inception date of the policy. For short-duration insurance contracts, premiums are generally earned on a pro-rata basis over the terms of the related policies. For traditional long-duration insurance contracts (including term and whole life contracts and certain annuities), premiums are earned when due. Estimates for premiums due but not yet collected are accrued. For annuities and structured settlements without significant mortality or morbidity risk (investment contracts) and universal life-type contracts (long-duration contracts with terms that are not fixed or guaranteed), premiums received are reported as policyholder contract deposits, insurance liabilities and/or separate account liabilities. Revenues from these contracts are reflected in policy charges and fee income consisting primarily of fees assessed against the policyholders’ account balances for policy administration charges and surrender charges. Policy charges are recognized as revenues in the period in which they are assessed against policyholders, unless the charges are designed to compensate us for the services to be provided in the future, in which case they are deferred.

In addition to fees, the Company earns investment income from the investments in the Company’s general account portfolio. Fees assessed that represent compensation to the Company for services to be provided in future periods and certain other fees are generally recorded when received. Benefits and expenses for these products include claims in excess of related account balances and expenses of contract administration.

Revenues for variable deferred annuity contracts consist of charges against contractholder account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contractholder. Surrender charge revenue is recognized when the surrender charge is assessed against the contractholder at the time of surrender. Liabilities for the variable investment options on annuity contracts represent the account value of the contracts and are included in separate account liabilities.

Foreign exchange gains

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date and the related translation adjustments are recorded as a separate component of other comprehensive income (loss), net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Other foreign currency assets and liabilities that are considered monetary items are translated at exchange rates in effect at the balance sheet date. Foreign currency revenues and expenses are translated either

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
at transaction date exchange rates or using a weighted average exchange rate for the reporting period. These exchange gains and losses are recognized in foreign exchange gains within the consolidated statements of income (loss).

Asset management and service fees

Asset management and services fees principally includes asset-based asset management fees, which are recognized in the period in which the services are performed.

Other revenues

Other revenues are primarily comprised of third party administration fees.

Business combinations

The Company uses the acquisition method of accounting for all business combination transactions, and accordingly, recognizes the fair values of assets acquired, liabilities assumed and any noncontrolling interests in our consolidated financial statements. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The consolidated financial statements include the results of operations of any acquired company since the acquisition date.

Statement of Cash Flows presentation of funds withheld - directly managed

Withdrawals from our funds withheld - directly managed reinsurance arrangements are based on statutory levels of the associated assets and liabilities. The excess (shortfall) under these agreements is settled on a periodic basis and can be settled in either cash or securities depending on the specific reinsurance agreement. The portion settled in cash is reflected in cash from operations with the securities portion being reflected as a non-cash transaction. The Company presents activity within funds withheld - directly managed as well as activities related to the reinsurance arrangements as operating cash flows.

Accounting Standards Adopted During 2022

ASU 2016-02 Leases:

In February 2016, the FASB issued ASU No. 2016-02 which is intended to increase transparency and comparability of accounting for lease transactions. ASU 2016-02 requires lessees to recognize leases on the balance sheet as right-of-use assets ("ROU") and lease liabilities and requires both quantitative and qualitative disclosures regarding key information about leasing arrangements. Lessor accounting is largely unchanged. On January 1, 2022, the Company adopted the guidance prospectively. Adoption of the ASU 2016-02 did not have a material impact on the Company's consolidated financial statements.

The Company elected not to separate lease and non-lease components in its lease contracts and accounts for them as a single lease component. The Company also elected not to record a ROU asset for short-term leases that have a term of 12 months or less and do not contain purchase options that the Company is reasonably certain to exercise. The cost of short-term leases is recognized in the consolidated statements of income on a straight-line basis over the lease term. Operating lease ROU assets and lease liabilities are included in other assets and other liabilities, respectively, in the consolidated balance sheets. Finance lease assets and liabilities are included in other assets and long-term debt, respectively, in the consolidated balance sheets. The Company uses the risk-free rate, factoring in the lease term, to determine the lease liability, which is measured at the present value of future lease payments. The ROU asset is initially measured at the amount of the lease liability plus any prepaid rent and remaining initial direct costs, less any remaining lease incentives and accrued rent. The ROU asset is subject to impairment, during the lease term, in a manner consistent with the impairment of long-lived assets. The lease terms include periods covered by options to extend or terminate the lease depending on whether the Company is reasonably certain to exercise such options.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

ASU 2019-12 Simplifying the Accounting for Income Taxes:

In December 2019, the FASB issued ASU No. 2019-12 which eliminates certain exceptions for recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in interim periods. ASU 2019-12 also clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

Future Adoption of Accounting Standards

ASU 2020-03 Codification Improvements to Financial Instruments:

In March 2020, the FASB issued ASU 2020-03 which makes narrow-scope improvements to various topics within the codification relating to financial instruments, inclusive of the new credit losses standard as described below. The amendments related to certain specific issues covered by the ASU were effective immediately upon the issuance of the ASU, and had no impact on our consolidated financial statements and disclosures. Other specific issues covered by the ASU related to the measurement of credit losses on financial instruments will become effective upon our adoption of ASU 2016-13 and the related ASUs as further described below.

ASUs 2016-13, 2018-19, 2019-04, 2019-05, 2019-10, 2019-11, 2020-02 Financial Instruments - Credit Losses - Measurement of Credit Losses on Financial Instruments:

In June 2016, the FASB issued an accounting standard that introduced a new credit loss methodology, the Current Expected Credit Losses ("CECL") methodology, which requires earlier recognition of credit losses while also providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, reinsurance receivables, and other financial assets measured at amortized cost. The allowance for credit losses is adjusted each period for changes in expected lifetime credit losses. The CECL methodology represents a significant change from prior U.S. GAAP and replaced the prior multiple existing impairment methods, which generally required that a loss be incurred before it was recognized. For AFS debt securities, if the fair value is less than cost and the Company intends to hold the security or it is more-likely-than-not that the Company will not be required to sell the security, the Company would record any applicable credit-related impairment through an allowance for credit losses and adjust subsequent periods for changes in credit risk. The Company is evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU 2016-13 will depend upon the state of the economy, forecasted macroeconomic conditions and the Company’s assets at the date of adoption. The Company will adopt the standard on its effective date, January 1, 2023. The Company is continuing its assessment of the accounting standard adoption and its impact to the Company’s consolidated financial statements.

ASU 2018-12 Targeted Improvements to the Accounting for Long-Duration Contracts and ASU 2020-11 Effective Date and Early Application:

In August 2018, the FASB issued ASU 2018-12, an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity. In November 2019, the FASB issued ASU 2019-09, an amendment to ASU 2018-12 extending the effective date of ASU 2018-12 for all entities, except for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, by two years. In November 2020, the FASB issued ASU 2020-11, Effective Date and Early Application, an amendment to ASU 2018-12, to defer the effective date of ASU 2018-12 by one year in response to implementation disruptions due to COVID-19.

The changes to the measurement, recognition, presentation and disclosure as provided by the new accounting standard update are summarized below:

•Requires the review and update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted below) in the income statement;

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
•Requires the discount rate assumption to be updated at the end of each reporting period using an upper medium grade (low-credit risk) fixed income instrument yield that maximizes the use of observable market inputs and recognizes the impact of changes to discount rates in other comprehensive income (loss);
•Requires the measurement of all market risk benefits associated with deposit (or account balance) contracts at fair value through the income statement with the exception of instrument-specific credit risk changes, which will be recognized in other comprehensive income (loss);
•Requires the amortization of deferred acquisition costs (DAC) over the expected term of the related contracts on a constant-level basis; and
•Requires significant disclosures, including disclosures of disaggregated roll-forwards of policy benefits, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes.

ASU 2018-12 permits two adoption methods for the liability for future policy benefits and deferred acquisition costs: (1) a modified retrospective transition method in which the guidance is applied to contracts in force as of the beginning of the earliest period presented on the basis of their existing carrying amounts, adjusted for the removal of any related amounts in AOCI; or, (2) a full retrospective transition method. The Company will adopt ASU 2018-12 effective January 1, 2025 using the modified retrospective transition method where permitted, and apply the guidance as of January 1, 2023 (and record transition adjustments as of January 1, 2023) in the Company’s 2025 consolidated financial statements.

The Company has created a governance framework and a plan to support implementation of the updated standard. The Company continues to make progress in its implementation process that includes, but is not limited to, refining significant accounting policy decisions, employing appropriate internal controls, modifying actuarial models and systems, revising reporting processes and developing informative qualitative and quantitative disclosures.

The Company expects that while the adoption of this new accounting guidance will have a significant impact on the Company’s financial statements under U.S. GAAP, it does not expect adoption of the updated standard to impact its overall cash flows, subsidiaries’ dividend capacity or their ability to meet applicable regulatory capital standards, nor does the Company anticipate adoption to affect its existing debt covenants or strategies for capital deployment.

4. Acquisitions

Business Combinations

On January 1, 2022, the Company entered into a Stock Purchase Agreement with AIG Claims, Inc. ("AIG Claims"), a Delaware corporation, to purchase all outstanding shares of FPCS (formerly DSA P&C Solutions or Fortitude General). In addition, on January 1, 2022, the Company entered into a Stock Purchase Agreement with AIG Life Holdings, Inc. ("AIG Life"), a Texas corporation, to purchase all outstanding shares of FLAS. The Company paid the aggregate purchase price of $1 and $1 for FPCS and FLAS, respectively, in cash. A bargain purchase gain was recognized in the amount of $1 million and $1 million for FPCS and FLAS, respectively, representing the excess of the fair value of net assets acquired over the consideration paid. The bargain purchase gains are included in other revenues on the consolidated statements of income (loss). The Company did not incur any acquisition-related costs related to FPCS or FLAS subsequent to the date of acquisition.

On April 1, 2022, the Company acquired FLIAC (previously PALAC). PALAC was a wholly-owned subsidiary of Prudential Annuities, Inc (“PAI”), an indirect wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”), a New Jersey Corporation.

The total preliminary purchase consideration of the acquisition was $1,762 million comprised of $1,752 million cash transferred for the purchase price and a $10 million estimated cash reimbursement to the seller for transaction costs incurred. A bargain purchase gain was initially recognized in the amount of $5 million, representing the excess of the fair value of net assets acquired over the consideration paid. In December 2022, the Company made a measurement period adjustment that reduced the deferred tax asset that it previously recognized on its acquisition-date balance sheet by $97 million.

The net impact of this adjustment resulted in a change from the preliminary bargain purchase gain of $5 million that was recorded at April 1, 2022 to a goodwill balance of $93 million as of December 31, 2022. There have been no

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
goodwill impairments recorded subsequent to initial recognition. We will continue to evaluate the overall transaction through the one-year measurement period subsequent to acquisition date, as allowed under applicable accounting guidance, but do not expect any material changes.
Excluding the reimbursement to the seller for transaction costs included in the consideration as noted above, the Company has incurred acquisition-related expenses of $21 million and $7 million during the years ended December 31, 2022 and 2021, respectively, related to the FLIAC acquisition.

The following table summarizes the fair value of assets acquired and liabilities assumed, gross, at the acquisition date, inclusive of the measurement period adjustments discussed above, and represents amounts recognized for each major class of assets and liabilities, after application of push-down accounting.

April 1, 2022
(in millions)

Assets:
Total investments	$10,807
Cash and cash equivalents	1,578
Reinsurance recoverables	318
Income taxes	255
Deposit asset	2,596
Other assets	96
Separate account assets	29,426

Total assets	45,076

Liabilities:
Insurance liabilities	13,611
Other liabilities	370
Separate account liabilities	29,426

Total liabilities	43,407

Net assets acquired	1,669

Consideration	1,762

Goodwill	$93

Asset Acquisitions

On January 3, 2022, pursuant to a stock purchase agreement, the Company acquired Rx Life in exchange for $21 million. Rx Life, an Arizona domiciled life and annuity insurer with licensing throughout the United States, was renamed FRC on April 18, 2022. All coinsurance and yearly renewable term reinsurance agreements between Rx Life and reinsurers existing prior to the Company's acquisition of Rx Life were transferred to the Company. In aggregate, coverage provided to Rx Life by its reinsurance agreements results in the cession of 100% of Rx Life’s insurance liabilities to policyholders to its former parent.

Under the asset acquisition method of accounting, the total acquisition price of $21 million was allocated to FRC's net tangible assets based on their cost as of the acquisition date, which is also determined to be their fair values. The Company recorded intangible assets of $14 million related to state insurance licenses upon acquisition of FRC.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
These intangible assets have an indefinite useful life and there have been no impairments recorded subsequent to initial recognition.

On May 12, 2022, pursuant to a stock purchase agreement, the Company acquired PLIC in exchange for $20 million. PLIC, an Ohio domiciled property and casualty insurer with licensing throughout the United States, was renamed FCIC on July 27, 2022. All of PLIC’s previous insurance policies were novated prior to the acquisition.

Under the asset acquisition method of accounting, the total acquisition price of $20 million was allocated to FCIC's net tangible assets based on their cost as of the acquisition date, which is also determined to be their fair values. The Company recorded intangible assets of $12 million related to state insurance licenses upon acquisition of FCIC. These intangible assets have an indefinite useful life and there have been no impairments recorded subsequent to initial recognition.

5. Significant Reinsurance Transactions

The Company acquires blocks of legacy reserves through legal entity acquisitions and reinsurance agreements. The following table summarizes the Company's significant run-off reinsurance transactions completed between January 1, 2021 and December 31, 2022. Values are shown in millions at the execution date of transaction.

Transaction	Execution Date	Total Liabilities Assumed	Total Assets Transferred	Deferred Gain (Charge)	Primary Nature of Transaction
2022 Inception:
Reinsurance agreement with a U.S. based life insurance company	November 17, 2022	$1,239	$1,024	$(215)	Legacy block of fixed deferred annuities, with an effective date of October 1, 2022.
LPT reinsurance agreement with a Bermuda based reinsurance company	March 31, 2022	$305	$297	$(8)	Quota share participation on reinsurance treaties with terms from 2011 through 2020. Effective date of October 1, 2021.
Reinsurance agreement with an affiliated Japanese life insurance company	March 31, 2022	$4,173	$4,173	$—	Legacy block of payout and deferred annuities on a coinsurance basis, with an effective date of March 31, 2022.
LPT reinsurance agreement with a Bermuda based reinsurance company	February 17, 2022	$236	$236	$—	Small-business primary general liability policies for underwriting years 2013 through 2019, net of inuring reinsurance, with an effective date of February 25, 2021.
Total		$5,953	$5,730	$(223)
2021 Inception:
Reinsurance agreement with a U.S. based life insurance company	October 28, 2021	$2,882	$3,320	$438	Legacy annuity closed block of business on a funds withheld basis, with an effective date of October 1, 2021.
Total		$2,882	$3,320	$438

Effective October 1, 2022, the Company entered into a flow reinsurance transaction with an affiliated Japanese life insurance company in which the Company reinsures a quota share basis of USD and AUD denominated single premium whole life products issued to the Japanese market.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
6. Investments

Fixed Maturity Securities Available for Sale

The following table presents the amortized cost or cost, gross unrealized gains, gross unrealized losses and fair value of our available for sale fixed maturity securities at December 31, (in millions):

	2022
	Amortized	Gross	Gross
	Cost or	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Fixed maturity securities, available for sale:
U.S. government and government sponsored entities	$701	$—	$(314)	$387
Obligations of states, municipalities and political subdivisions	89	—	(15)	74
Non-U.S. governments	45	1	(20)	26
Corporate debt	1,124	5	(221)	908

Mortgage-backed, asset-backed and collateralized:
RMBS	44	—	(5)	39
CMBS	150	—	(10)	140
CDO / ABS	121	—	(8)	113

Total mortgage-backed, asset-backed and collateralized	315	—	(23)	292

Total fixed maturity securities, available for sale	$2,274	$6	$(593)	$1,687

	2021
	Amortized	Gross	Gross
	Cost or	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Fixed maturity securities, available for sale:
U.S. government and government sponsored entities	$691	$—	$(41)	$650
Obligations of states, municipalities and political subdivisions	117	1	(1)	117
Non-U.S. governments	52	1	—	53
Corporate debt	990	41	(4)	1,027

Mortgage-backed, asset-backed and collateralized:
RMBS	47	—	(1)	46
CMBS	265	1	(3)	263
CDO / ABS	109	1	—	110

Total mortgage-backed, asset-backed and collateralized	421	2	(4)	419

Total fixed maturity securities, available for sale	$2,271	$45	$(50)	$2,266

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Fixed Maturity Securities Available for Sale in a Loss Position

The following table summarizes the fair value and gross unrealized losses on our available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, (in millions):

	2022
	Less than 12 Months		Greater than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Fixed maturity securities, available for sale:
U.S. government and government sponsored entities	$1	$—	$386	$(314)	$387	$(314)
Obligations of states and municipalities and other political	44	(9)	31	(6)	75	(15)
Non-U.S. governments	26	(20)	—	—	26	(20)
Corporate debt	702	(150)	200	(71)	902	(221)

Mortgage-backed, asset-backed and collateralized:
RMBS	30	(3)	9	(2)	39	(5)
CMBS	53	(4)	87	(6)	140	(10)
CDO / ABS	87	(7)	20	(1)	107	(8)

Total mortgage-backed, asset-backed and collateralized	170	(14)	116	(9)	286	(23)

Total fixed maturity securities, available for sale	$943	$(193)	$733	$(400)	$1,676	$(593)

	2021
	Less than 12 Months		Greater than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Fixed maturity securities, available for sale:
U.S. government and government sponsored entities	$490	$(25)	$158	$(16)	$648	$(41)
Obligations of states and municipalities and other political	68	(1)	—	—	$68	(1)
Non-U.S. governments	2	—	—	—	$2	—
Corporate debt	417	(4)	8	—	$425	(4)

Mortgage-backed, asset-backed and collateralized:
RMBS	43	(1)	—	—	$43	(1)
CMBS	187	(3)	—	—	$187	(3)
CDO / ABS	40		—	—	$40	—

Total mortgage-backed, asset-backed and collateralized	270	(4)	—	—	270	(4)

Total fixed maturity securities, available for sale	$1,247	$(34)	$166	$(16)	$1,413	$(50)

At December 31, 2022, we held 702 individual fixed maturity securities that were in an unrealized loss position, 182 of which were in a continuous unrealized loss position for 12 months or more. At December 31, 2021 we held 264 individual fixed maturity securities that were in an unrealized loss position, 6 of which were in a continuous unrealized loss position for 12 months or more.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
We did not recognize the unrealized losses in earnings on these fixed maturity securities within the consolidated statements of income (loss) at December 31, 2022 or at December 31, 2021 because we neither intended to sell the securities nor did we believe that it was more likely than not that we will be required to sell these securities before recovery of their amortized cost basis.

The Company did not recognize any OTTI losses on fixed maturity securities for the years ended December 31, 2022 or 2021.

Contractual Maturities of Fixed Maturity Securities Available for Sale

The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity at December 31, (in millions):

	2022		2021
	Total Fixed Maturity Securities, Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$20	$19	$27	$27
Due after one year through five years	214	204	135	135
Due after five years through ten years	184	153	86	85
Due after ten years	1,541	1,019	1,602	1,600
Mortgage-backed, asset-backed and collateralized	315	292	421	419

Total	$2,274	$1,687	$2,271	$2,266

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset-backed, commercial mortgage-backed, residential mortgage-backed, and collateralized securities are shown separately in the table above, as they do not have a single maturity date.

Proceeds and gross gains and losses from voluntary sales

The following table presents the proceeds from voluntary sales and the gross gains and losses on those sales of AFS fixed maturity securities for the years ended December 31, (in millions):

	2022	2021

Proceeds from voluntary sales	$620	$1,396
Gross gains	46	54
Gross losses	(188)	(68)

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Other Invested Assets

The following table presents a breakdown of other invested assets by asset class at December 31, (in millions):

	2022	2021
LPs/LLCs:
Equity Method:
Private equity	$842	$679
Real estate-related	5	—
Fair Value:
Private equity	934	—

Total LPs/LLCs(1)	1,781	679

Derivatives	177	—
Other	11	—

Total other invested assets	$1,969	$679
(1) Includes related party balances of $1,749 million and $666 million as of December 31, 2022 and 2021, respectively.

Our private equity funds are subject to restrictions on redemptions and sales that are determined by the governing documents, which limits our ability to liquidate those investments. These restrictions may include lock-ups, redemption gates, restricted share classes or side pockets, restrictions on the frequency of redemption and notice periods.

Net Investment Income

The following table presents the components of net investment income for the years ended December 31, (in millions):

	2022	2021

Fixed maturity securities	$353	$76
Other invested assets	61	89
Short term investments and other investments	53	3
Funds withheld - directly managed	1,677	1,923

Gross investment income	2,144	2,091

Investment expenses	(51)	(42)

Net investment income	$2,093	$2,049

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Investment Gains (Losses)

The following table presents the components of investment gains (losses) for the years ended December 31, (in millions):

	2022	2021

Realized losses on fixed maturity securities	$(712)	$(15)
Unrealized losses on fixed maturity securities under the FVO	(403)	—
Unrealized losses on equity securities	(27)	—
Realized gains (losses) on funds withheld - directly managed	(995)	79
Net losses on derivative instruments	(913)	—
Other realized losses	(63)	—

Investment gains (losses)	$(3,113)	$64

The amount of unrealized appreciation (depreciation) of fixed maturity securities, available for sale reclassified from accumulated other comprehensive income (loss) to investment gains (losses) upon the sale of securities was $(4) million for the year ended December 31, 2022 and $75 million for the year ended December 31, 2021.

Included in investment gains (losses) from funds withheld - directly managed for the years ended December 31, 2022 and 2021 are $42 million of gains and $24 million of gains, respectively, related to the transfer of securities from funds withheld - directly managed to fixed maturity securities, available for sale.

Loaned securities and repurchase agreements

In the normal course of business, the Company sells securities under agreements to repurchase and enters into securities lending transactions.

The following table sets forth, by type, the securities we have agreed to repurchase. The below amounts represent the cash received under the outstanding repurchase agreements at December 31, (in millions):

	2022
	Remaining Contractual Maturities of the Agreements
	Overnight & Continuous	Up to 30 days	30-90 days	Total

Corporate debt securities	$—	$111	$200	$311

The market value of the securities initially posted as collateral under the repurchase agreements was $315 million. Subsequent to our posting of collateral, the market value of the securities increased to $326 million resulting in the receipt of $11 million of additional funds from the counterparty.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
The following table sets forth the remaining contractual maturities of the Company's securities lending transactions by security type that was loaned. The amounts below represent cash collateral received for the loaned securities at December 31,(in millions):

	2022
	Remaining Contractual Maturities of the Agreements
	Overnight & Continuous	Up to 30 days	30-90 days	Total

Equity securities	$106	$—	$—	$106

The market value of the securities loaned was $103 million as of December 31, 2022.

The Company did not have any loaned securities or repurchase agreements during the year ended December 31, 2021.

Securities Pledged, Restricted Assets and Special Deposits

The Company pledges as collateral investment securities it owns to unaffiliated parties through certain transactions, including securities lending, securities sold under repurchase agreements, collateralized borrowings and postings of collateral with derivative counterparties.

In the normal course of its business activities, the Company accepts collateral that can be sold or repledged. The primary sources of this collateral are securities purchased under agreements to resell.

As of December 31, 2022 the Company had securities with fair value of $15 million on deposit with governmental authorities or trustees as required by certain insurance laws. As of December 31, 2021, the Company had no securities on deposit with governmental authorities or trustees as required by certain insurance laws.

We utilize asset trust accounts to collateralize business with our reinsurance counterparties. As of December 31, 2022 and 2021 we held $4,643 million and $266 million, respectively, of assets in these trusts for the benefit of our counterparties.

As of December 31, 2022 and 2021, 90% and 94%, respectively, of the fixed maturity securities within the funds withheld - directly managed, serving as collateral for our reinsurance receivable, are classified as investment grade by the National Association of Insurance Commissioners ("NAIC").

Concentration of Credit Risk

Other than the funds withheld - directly managed balance attributable to the AIG affiliates, there are no significant concentrations of credit risk within the Company's invested assets. In the event of a ceding company's insolvency, we would need to assert a claim on the investments collateralizing our reinsurance receivable and used to settle our liabilities. However, we have the ability to offset amounts we owe to the ceding company, which reduces our risk of loss. In accordance with the terms of our reinsurance agreements, we are obligated to fund any shortfall between U.S. statutory book value of the investments collateralizing the reinsurance receivable and U.S. statutory insurance reserves. Likewise, if there is an excess between the U.S. statutory book value of investments collateralizing the reinsurance receivable and U.S. statutory insurance reserves, the ceding companies are required to fund the excess to our funds withheld account.

7. Derivatives and Hedging

Types of Derivative Instruments and Derivative Strategies

The Company utilizes various derivative instruments and strategies to manage interest rate, foreign currency exchange rate, equity and credit risk. Commonly used derivative instruments include but are not necessarily limited to:

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

•Interest rate contracts: futures, swaps, swaptions, forwards, options, caps and floors
•Equity contracts: futures, options and total return swaps
•Foreign exchange contracts: futures, options, forwards and swaps
•Credit contracts: single and index reference credit default swaps, credit default index swaptions and credit index options

See Note 3 for a detailed discussion of the accounting treatment for derivative instruments. See Note 8 for additional disclosures related to the fair value of our derivative instruments.

Interest Rate Contracts

Interest rate swaps, swaptions and futures are used by the Company to reduce risks from changes in interest rates, manage interest rate exposures arising from mismatches between assets and liabilities.

Swaps may be attributed to specific assets or liabilities or to a portfolio of assets or liabilities. Under interest rate swaps, the Company agrees with counterparties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed upon notional principal amount.

In standardized exchange-traded interest rate futures transactions, the Company purchases or sells a specified number of contracts, the values of which are determined by the daily market values of underlying referenced investments. The Company enters into exchange-traded futures with regulated futures commission merchants who are members of a trading exchange.

Equity Contracts

Equity options, total return swaps, and futures are used by the Company to manage its exposure to the equity markets which impacts the value of assets and liabilities it owns or anticipates acquiring or selling.

Equity index options are contracts which will settle in cash based on differentials in the underlying indices at the time of exercise and the strike price. The Company uses combinations of purchases and sales of equity index options to hedge the effects of adverse changes in equity indices within a predetermined range.

Total return swaps are contracts whereby the Company agrees with counterparties to exchange, at specified intervals, the difference between the return on an asset (or market index) and Secured Overnight Financing Rate (“SOFR”) plus an associated funding spread based on a notional amount. The Company generally uses total return swaps to hedge the effect of adverse changes in equity indices.

In standardized exchange-traded equity futures transactions, the Company purchases or sells a specified number of contracts, the values of which are determined by the daily market values underlying referenced equity indices. The Company enters into exchange-traded futures with regulated futures commission merchants who are members of a trading exchange.

Foreign Exchange Contracts

Currency derivatives, including currency swaps and forwards, are used by the Company to reduce risks from changes in currency exchange rates with respect to investments denominated in foreign currencies that the Company either holds or intends to acquire or sell.

Under currency forwards, the Company agrees with counterparties to deliver a specified amount of an identified currency at a specified future date. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. The Company executes forward sales of the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these forwards correspond with the future periods in which the non-U.S. dollar-denominated earnings are expected to be generated.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Under currency swaps, the Company agrees with counterparties to exchange, at specified intervals, the difference between one currency and another at an exchange rate and calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party.

Credit Contracts

The Company purchases credit protection using credit derivatives in order to hedge specific credit exposures in the Company’s investment portfolio. The Company sells credit protection using credit derivatives in order to generate a credit spread for the benefit of the Company’s investment portfolio.

Primary Risks Managed by Derivatives

The table below provides a summary of the gross notional amount and fair value of derivative contracts by the primary underlying risks, excluding derivatives within our funds withheld - directly managed. Many derivative instruments contain multiple underlying risks. The fair value amounts below represent the value of derivative contracts prior to taking into account the netting effects of master netting agreements and cash collateral at December 31, (in millions):

	2022			2021
	Notional	Gross Fair Value		Notional	Gross Fair Value
Instrument Type		Assets	Liabilities		Assets	Liabilities

Interest rate swaps	$14,648	$276	$670	$—	$—	$—
Foreign currency forwards	1,680	97	13	—	—	—
Foreign currency swaps	594	24	3	—	—	—
Credit default swaps	591	6	—	—	—	—
Equity futures	1,737	46	—	—	—	—
Total return swaps	—	23	49	—	—	—
Equity options	10,425	298	355	—	—	—
Total USD denominated derivatives	29,675	770	1,090	—	—	—

Foreign currency swaps	—	—	—	5	—	—
Total GBP denominated derivatives	—	—	—	5	—	—

Total Derivatives (1)	$29,675	$770	$1,090	$5	$—	$—
(1) Recorded in other invested assets and derivative liabilities on the consolidated balance sheets.

Offsetting Assets and Liabilities

The following table presents recognized assets and liabilities (excluding derivative instruments within our funds withheld - directly managed), that are offset in the consolidated balance sheets, and/or are subject to an

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in the consolidated balance sheets at December 31, (in millions):

	2022
	Gross Amounts of Recognized Financial Instruments	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets	Financial Instruments/ Collateral(1)	Net Amount
Offsetting of Financial Assets:
Derivatives	$512	$(335)	$177	$(177)	$—
Offsetting of Financial Liabilities:
Derivatives	$832	$(632)	$200	$—	$200
Repurchase agreements	311	—	311	(311)	—
Securities lending transactions	106	—	106	(103)	3
(1) Amounts exclude the excess of collateral received/pledged from/to the counterparty.

The Company did not have any asset or liabilities, that are offset in the consolidated balance sheets at December 31, 2021.

For securities purchased under agreements to resell and securities sold under repurchase agreements, the Company monitors the value of the securities and maintains collateral, as appropriate, to protect against credit exposure. Where the Company has entered into repurchase and resale agreements with the same counterparty, in the event of default, the Company would generally be permitted to exercise rights of offset.

The following tables provide the financial statement classification and impact of derivatives for the years ended December 31, (in millions):

	2022		2021
Instrument Type	Investment gains (losses)	Foreign exchanges gains (losses)	Investment gains (losses)	Foreign exchanges gains (losses)

Interest rate swaps	$(797)	$—	$—	$—
Foreign currency forwards	—	26	—	—
Foreign currency swaps	(22)	98	—	—
Credit default swaps	4	—	—	—
Equity futures	277	—	—	—
Total return swaps	182	—	—	—
Equity options	(557)	—	—	—
Total USD denominated derivatives	(913)	124	—	—

Foreign currency swaps	—	—	—	—
Total GBP denominated derivatives	—	—	—	—

Total Derivatives	$(913)	$124	$—	$—

Counterparty Credit Risk

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial derivative transactions with a positive fair value. The Company manages credit risk by (i) entering into derivative transactions with highly rated major international financial institutions and other creditworthy counterparties governed by master netting agreements, as applicable; (ii) trading through central clearing and OTC parties; and (iii) obtaining collateral, such as cash and securities, when appropriate.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Substantially all of the Company’s derivative agreements require daily full collateralization by the party in a liability position.

8. Fair Value Measurements

Fair Value Measurements on a Recurring Basis

Fair value is defined as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions.

The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.

Fair Value Hierarchy

Assets and liabilities recorded at fair value in the consolidated balance sheets are measured and classified in accordance with a fair value hierarchy consisting of three levels based on the observability of valuation inputs as follows:

•Level 1: Fair value measurements based on unadjusted quoted prices in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.
•Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active or valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
•Level 3: Fair value measurements based on valuation techniques that use significant inputs that are both observable and unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The following is a description of the valuation methodologies used for assets and liabilities carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.

Valuation of Financial Instruments Measured at Fair Value

Funds withheld - directly managed

The Company has elected the FVO on the funds withheld - directly managed portfolios. The fair value of the underlying assets collateralizing the funds withheld - directly managed is generally based on market observable

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
inputs using industry standard valuation techniques but also requires certain significant unobservable inputs for specific asset classes. The level in the fair value hierarchy assigned to the funds withheld - directly managed is based upon the observability of inputs used to value the underlying investment assets held at fair value within the funds withheld portfolio.

Fixed maturity securities

Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets. We employ multiple independent third-party valuation service providers that gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent third-party valuation service providers, and a vendor hierarchy is maintained by asset type based on historical pricing experience and vendor expertise. The Company ultimately uses the price from the pricing service highest in the vendor hierarchy based on the respective asset type. The pricing hierarchy is updated for new financial products and recent pricing experience with various vendors. In addition, control processes are applied to the fair values received from independent third-party valuation service providers to determine the accuracy of these values.

These control processes are designed to assess whether the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. We assess the reasonableness of individual security values received from independent third-party valuation service providers through various analytical techniques, review of various pricing integrity reports and pricing trends, back testing, and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.

When observable price quotations are not available, internally-developed valuations or indicative broker quotes are also used to determine fair value in circumstances, or where the Company ultimately concludes that pricing information received from the independent pricing services is not reflective of market activity. If the Company concludes the values from both pricing services and brokers are not reflective of market activity, it may override the information with an internally developed valuation. Fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. Fair values determined internally are also subject to management review to determine whether the valuation models and related inputs are reasonable. Pricing service overrides, internally-developed valuations and indicative broker quotes are generally included in Level 3 in the fair value hierarchy.

Equity securities

Equity securities consist principally of investments in common and preferred stock of publicly traded companies, privately traded securities, as well as mutual fund shares. The fair values of most publicly traded equity securities are based on quoted market prices in active markets for identical assets and are classified within Level 1 in the fair value hierarchy. Estimated fair values for most privately traded equity securities are determined using discounted cash flow, earnings multiple and other valuation models that require a substantial level of judgment around inputs and therefore are classified within Level 3. The fair values of mutual fund shares that transact regularly (but do not trade in active markets because they are not publicly available) are based on transaction prices of identical fund shares and are classified within Level 2 in the fair value hierarchy.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Mortgage loans

Fair value for mortgage loans is based upon the present value of the expected future cash flows discounted at the appropriate U.S. Treasury rate or foreign government bond rate (for non-U.S. dollar-denominated loans) plus an appropriate credit spread for loans of similar quality, average life and currency. The quality ratings for these loans, a primary determinant of the credit spreads and a significant component of the pricing process, are based on an internally-developed methodology. Certain commercial mortgage loans are valued incorporating other factors, including the terms of the loans, the principal exit strategies for the loans, prevailing interest rates and credit risk.

Derivative instruments (Other invested assets and derivative liabilities)

The fair values of derivative contracts can be affected by changes in interest rates, foreign exchange rates, credit spreads, market volatility, expected returns, NPR, liquidity and other factors.

The Company's exchange-traded futures and options include treasury and equity futures. Exchange-traded futures and options are valued using quoted prices in active markets and are classified within Level 1 in the fair value hierarchy.

The majority of the Company’s derivative positions are traded in the OTC derivative market and are classified within Level 2 in the fair value hierarchy. OTC derivatives classified within Level 2 are valued using models that utilize actively quoted or observable market input from external market data providers, third-party pricing vendors and/or recent trading activity. The Company’s policy is to use mid-market pricing in determining its best estimate of fair value. The fair values of most OTC derivatives, including interest rate and cross-currency swaps, currency forward contracts and credit default swaps are determined using discounted cash flow models. The fair values of European style option contracts are determined using Black-Scholes option pricing models. These models’ key inputs include the contractual terms of the respective contract, along with significant observable inputs, including interest rates, currency rates, credit spreads, equity prices, index dividend yields, NPR, volatility and other factors.

The Company’s cleared interest rate swaps and credit derivatives linked to an index are valued using models that utilize actively quoted or observable market inputs, including the secured overnight financing rate (SOFR), obtained from external market data providers, third-party pricing vendors, and/or recent trading activity. These derivatives are classified as Level 2 in the fair value hierarchy.

Other invested assets - LPs/LLCs

Other invested assets include our investments in private equity funds which we utilize NAV as an estimate of the fair value, which is a permitted practical expedient. Due to the time lag in the NAV reported by certain fund managers, we adjust the valuation for capital calls and distributions that occur between the date of the NAV and our consolidated financial statements.

Short-term investments

For short-term investments, amortized cost is used as the best estimate of fair value, and they are primarily classified as Level 2. All other instruments are valued using unadjusted quoted prices in active markets that are accessible for identical assets and are classified as Level 1.

Cash and Cash equivalents

Cash and cash equivalents include money market instruments and other highly liquid debt instruments. Cash and cash equivalents, including certain money market instruments, are primarily valued using unadjusted quoted prices in active markets that are accessible for identical assets and are primarily classified as Level 1. All other instruments are primarily classified as Level 2, since due to their short term nature, amortized cost is used as the best estimate of fair value.

Reinsurance recoverables

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

We have elected the fair option on certain reinsurance recoverables which are recorded to match the associated insurance liabilities, which are recorded at fair value. Accordingly, the fair value of the reinsurance recoverables for which we have elected the FVO, is determined by the fair value calculation of our insurance liabilities. See our discussion of the fair value determination for insurance liabilities below.

Deposit asset

We have elected the fair value option on the entirety of our deposit asset, which represents assets, held in trust by the reinsurer, that back the insurance liabilities for certain of our fixed indexed annuities and fixed annuities with a guaranteed lifetime withdrawal income. The deposit is recorded to match the associated insurance liabilities, which are recorded at fair value. Accordingly, the fair value of our deposit asset is determined by the fair value calculation of our insurance liabilities. See discussion of the fair value determination for insurance liabilities below.

Insurance liabilities, at fair value

We have elected the fair value option on certain of our insurance liabilities, which are primarily comprised of guarantees primarily associated with the living benefit features of certain variable annuity contracts. These are optional riders that are added to the base variable annuity contract, which includes Mortality and Expense charges ("M&E") and contract charges. The fair values of these liabilities are calculated as the present value of future expected benefit payments to customers, anticipated future trail commissions paid to agents and certain administrative expenses less the present value of future expected rider fees, M&E charges, contract charges and the anticipated future reimbursement of certain asset management fees. This methodology could result in either a liability or asset balance, given changing capital market conditions and various actuarial assumptions. Since there is no observable active market for the transfer of these obligations, the valuations are calculated using internally developed models with option pricing techniques. The models are based on a risk neutral valuation framework and incorporate premiums for risks inherent in valuation techniques, inputs, and the general uncertainty around the timing and amount of future cash flows. The determination of these risk premiums requires the use of management's judgment.

The significant inputs to the valuation models include capital market assumptions, such as interest rate levels and volatility assumptions, as well as actuarially determined assumptions, including contractholder behavior, such as lapse rates, benefit utilization rates, withdrawal rates, and mortality rates. Since many of these assumptions are unobservable and are considered to be significant inputs to the liability valuation, the insurance liabilities have been reflected within Level 3 in the fair value hierarchy.

Separate account assets and liabilities

Separate account assets include fixed maturity securities, treasuries, equity securities, mutual funds and commercial mortgage loans for which values are determined consistent with similar instruments described above under fixed maturity securities and equity securities. Separate account liabilities are recorded at the amount credited to the contractholder, which reflects the change in fair value of the corresponding separate account assets including contractholder deposits less withdrawals and fees.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Assets and Liabilities Measured at Fair Value

The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used at December 31, (in millions):

	2022
	Level 1	Level 2	Level 3	Fair Value Based on NAV as Practical Expedient	Netting(1)	Total
Assets:
Fixed maturity securities, available for sale:
U.S. government and government sponsored entities	$—	$387	$—	$—	$—	$387
Obligations of states, municipalities and political subdivisions	—	74	—	—	—	74
Non-U.S. governments	—	26	—	—	—	26
Corporate debt	—	908	—	—	—	908
RMBS	—	39	—	—	—	39
CMBS	—	140	—	—	—	140
CDO / ABS	—	113	—	—	—	113
Total fixed maturity securities, available for sale	—	1,687	—	—	—	1,687

Fixed maturity securities, securities at fair value
U.S. government and government sponsored entities	—	702	—	—	—	702
Obligations of states, municipalities and political subdivisions	—	359	—	—	—	359
Non-U.S. governments	—	1,231	—	—	—	1,231
Corporate debt	—	4,269	212	—	—	4,481
RMBS	—	412	—	—	—	412
CMBS	—	363	—	—	—	363
CDO / ABS	—	1,097	290	—	—	1,387
Total fixed maturity securities, securities at fair value	—	8,433	502	—	—	8,935

Funds withheld - directly managed	607	21,583	8,572	2,241	—	33,003
Equity securities	175	—	—	—	—	175
Mortgage loans	—	—	334	—	—	334
Other invested assets	—	513	—	1,780	(335)	1,958
Short term investments	17	245	—	—	—	262
Cash and cash equivalents	2,158	58	—	—	—	2,216
Reinsurance recoverables	—	—	253	—	—	253
Deposit asset	—	—	607	—	—	607
Separate account assets	—	23,601	—	—	—	23,601
Total assets	$2,957	$56,120	$10,268	$4,021	$(335)	$73,031

Liabilities:
Insurance liabilities, at fair value	$—	$—	$5,546	$—	$—	$5,546
Derivative liabilities	—	832	—	—	(632)	200
Separate account liabilities	—	23,601	—	—	—	23,601
Total liabilities	$—	$24,433	$5,546	$—	$(632)	$29,347
(1)“Netting” amounts represent offsetting considerations as disclosed in Note 7.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

	2021
	Level 1	Level 2	Level 3	Fair Value Based on NAV as Practical Expedient	Netting(1)	Total
Assets:
Fixed maturity securities, available for sale:
U.S. government and government sponsored entities	$—	$650	$—	$—	$—	$650
Obligations of states, municipalities and political subdivisions	—	117	—	—	—	117
Non-U.S. governments	—	53	—	—	—	53
Corporate debt	—	1,027	—	—	—	1,027
RMBS	—	46	—	—	—	46
CMBS	—	263	—	—	—	263
CDO / ABS	—	110	—	—	—	110
Total fixed maturity securities available for sale	—	2,266	—	—	—	2,266

Short term investments	248	33	12	—	—	293
Cash and cash equivalents	854	141	—	—	—	995
Other invested assets	—	—	—	679	—	679
Funds withheld - directly managed	343	34,154	7,451	2,000	—	43,948
Total assets	$1,445	$36,594	$7,463	$2,679	$—	$48,181
(1)“Netting” amounts represent offsetting considerations as disclosed in Note 7.

Quantitative Information About Level 3 Fair Value Measurements

The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 assets and liabilities, which includes only those financial instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Weighted averages are calculated by weighting each input by the relative fair value of the respective assets and liabilities. Table shows values at December 31, (in millions):

	2022
	Fair	Valuation	Unobservable	Range	Impact of increase in
	Value	Technique	Input	(Weighted Average)	the input on fair value
Assets:
Fixed maturities:
Corporate debt	$212	Discounted Cash Flow	Discount rate	4.33% - 8.46% (6.55%)	Decrease
CDO / ABS	290	Discounted Cash Flow	Discount rate	2.20%-13.77% (6.56%)	Decrease
Mortgage loans:
Commercial	35	Trade price	Trade price	N/A	Increase
Residential	138	Trade price	Trade price	N/A	Increase
	161	Level yield	Market yield	5.75% - 9.97% (8.40%)	Increase
Deposit asset	607	Fair values are determined using the same unobservable inputs as insurance liabilities, at fair value.
Reinsurance recoverables	253	Fair values are determined using the same unobservable inputs as insurance liabilities, at fair value.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

2022
	Fair	Valuation	Unobservable	Range	Impact of increase in
	Value	Technique	Input	(Weighted Average)	the input on fair value
Liabilities:
Insurance liabilities, at fair value	$5,546	Discounted Cash Flow	Lapse rate	1% - 20%	Decrease
			Spread over risk-free	0.00% - 2.43%	Decrease
			Utilization rate	92.5% - 100%	Increase
			Withdrawal rate	See table footnote (1) below.
			Mortality rate	0% - 16%	Decrease
			Equity volatility curve	19.5% - 26%	Increase
(1) The withdrawal rate assumption estimates the magnitude of annual contractholder withdrawals relative to the maximum allowable amount under the contract. These assumptions vary based on the age of the contractholder, the tax status of the contract and the duration since the contractholder began lifetime withdrawals. As of December 31, 2022, the minimum withdrawal rate assumption is 77% and the maximum withdrawal rate assumption may be greater than 100%. The fair value of the liability will generally increase the closer the withdrawal rate is to 100% and decrease as the withdrawal rate moves further away from 100%.

	2021
	Fair	Valuation	Unobservable	Range	Impact of increase in
	Value	Technique	Input	(Weighted Average)	the input on fair value
Assets:
Short term investments	$12	Discounted Cash Flow	Yield	2.04%	Increase

Transfers into or out of Level 3

The following is a reconciliation for all the Level 3 assets measured at fair value on a recurring basis at December 31, (in millions):

	2022
	Assets
	Fixed maturity securities, securities at fair value	Funds withheld - directly managed	Mortgage loans	Other invested assets	Deposit asset	Reinsurance recoverables	Total assets
Beginning balance	$—	$7,451	$—	$12	$—	$—	$7,463
Purchases	476	—	341	—	—	—	817
Acquisitions (Note 4)	—	—	—	—	2,596	318	2,914
Sales, maturities, redemptions	(28)	—	(7)	(12)	—	—	(47)
Investment gains / (losses) included in net income (loss)(1)	(24)	—	—	—	(117)	(65)	(206)
Change in fair value of funds withheld included in net income (loss)	—	1,121	—	—	—	—	1,121
Transfers into Level 3	78	—	—	—	—	—	78
Other	—	—	—	—	(1,872)	—	(1,872)
Ending balance	$502	$8,572	$334	$—	$607	$253	$10,268
(1) Fixed maturity securities, securities at fair value includes changes in unrealized gains (losses) of ($24) million reported in investment gains (losses) on the consolidated statements of income (loss) for instruments still held at December 31, 2022.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

	2021
	Assets
	Fixed maturity securities, available for sale	Funds withheld - directly managed	Other invested assets	Total assets
Beginning balance	$25	$7,228	$5	$7,258
Purchases	—	—	37	37
Sales, maturities, redemptions	(7)	—	(30)	(37)
Realized gains / (losses) included in net income (loss)	—	—	—	—
Change in fair value of funds withheld included in net income (loss)	—	223	—	223
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	(18)	—	—	(18)
Other	—	—	—	—
Ending balance	$—	$7,451	$12	$7,463

The following is a reconciliation for all the Level 3 liabilities measured at fair value on a recurring basis at December 31, (in millions):

	2022
	Liabilities
	Insurance liabilities, at fair value	Total liabilities
Beginning balance	$—	$—
Acquisitions (Note 4)	13,611	13,611
Incurred Losses:
Reduction in estimates of ultimate losses	(8,094)	(8,094)
Increase in estimates of ultimate losses	1,937	1,937
Change in fair value (discount rate)	(2,265)	(2,265)
Paid losses	315	315
Other	42	42
Ending balance	$5,546	$5,546

The Company's policy is to recognize transfers into and out of levels within the fair value hierarchy at the beginning of the year in which the actual event or change in circumstances that caused the transfer occur.

Change in Fair Value of Insurance Contracts

The components of the change in fair value of our insurance contracts are reported in several line items within revenues and benefits, losses and expenses in our consolidated statements of income (loss) and comprehensive income (loss). The revenue items include premiums, policy charges and fee income, and asset management and service fees, which were $19 million, $365 million, and $71 million, respectively, for the year ended December 31, 2022. The benefits, losses and expenses items include policyholders' benefits and changes in fair value of insurance liabilities and commission expense, which were $(1,010) million and $65 million, respectively, for the year ended December 31, 2022. Policyholders' benefits and changes in fair value of insurance liabilities includes the

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
following changes in fair value of the assets and liabilities for which we have elected the fair value option for the years ended December 31, (in millions):

	2022	2021
Assets:
Reinsurance recoverables	$(15)	$—
Modified coinsurance receivable	(5,640)	—
Deposit asset	(1,989)	—
Liabilities:
Insurance liabilities	$(8,065)	$—

Changes in the modified coinsurance payable are reported in policyholders’ benefits and changes in fair value of insurance liabilities, however, they are not included in the above chart as they relate to the investment portfolio within the modified coinsurance agreement.

Fair Value Information About Financial Instruments Not Measured at Fair Value

The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used at December 31, (in millions):

	2022
	Estimated Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
Assets:
Other invested assets - policy loans	$—	$—	$11	$11	$11

Liabilities:
Policyholder contract deposits associated with investment-type contracts	$—	$—	$10,650	$10,650	$12,146
Long-term debt(1)	—	732	—	732	745
Collateral deposit liability	—	—	184	184	181
Loaned securities and repurchase agreements	—	417	—	417	417
(1) Carrying value of long-term debt represents borrowing outstanding as further detailed in Note 12.

	2021
	Estimated Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
Liabilities:
Policyholder contract deposits associated with investment-type contracts	$—	$—	$8,179	$8,179	$7,055
Long-term debt(1)	—	253	—	253	250
Collateral deposit liability	—	—	213	213	188
(1) Carrying value of long-term debt represents borrowing outstanding as further detailed in Note 12.

Information regarding the estimation of fair value for financial instruments not carried at fair value is discussed below:

Other invested assets - policy loans

The carrying amount approximates fair value.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Policyholder contract deposits associated with investment-type contracts

Policyholder contract deposits associated with investment-type contracts are estimated using discounted cash flow calculations based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the US Treasury spot rate or current risk-free interest rate. Other factors considered in the estimation process include current policyholder account values and related surrender charges, expectations about policyholder behavior and risk margin adjustments.

Long-term debt

The fair value of long-term debt is estimated using a discounted cash flow calculation based on projected interest and principal cash flows discounted at a risk adjusted discount rate for the duration of such debt.
Collateral deposit liability

The fair value is estimated using a discounted cash flow calculation based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued and the addition of a risk margin.

Loaned securities and repurchase agreements

Due to the short-term nature of these transactions, the carrying value approximates fair value.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
9. Reinsurance

The following table shows the effects of reinsurance on the consolidated statements of income (loss) for the years ended December 31, (in millions):

	2022	2021

Premiums:
Direct	$26	$—
Assumed	225	280
Ceded	(7)	—
Net premiums	$244	$280

Policy charges and fee income:
Direct	$398	$—
Assumed	84	76
Ceded	(33)	—
Net policy charges and fee income	$449	$76

Policyholder benefits and changes in fair value of insurance liabilities:
Direct	$256	$—
Assumed	898	1,060
Ceded	(71)	—
Net policyholders benefits	1,083	1,060
Changes in fair value of insurance liabilities	(1,195)	—
Net policyholder benefits and changes in fair value of insurance liabilities	$(112)	$1,060

Interest credited to policyholder account balances:
Direct	$—	$—
Assumed(1)	321	194
Ceded	—	—
Net interest to policyholder account balances	$321	$194
(1) Includes related party balances of $31 million for the year ended December 31, 2022.

The following table shows the effects of reinsurance on the consolidated balance sheets as of December 31, (in millions):

	2022	2021

Deposit asset - ceded	$607	$—
Reinsurance recoverables:
Assumed(1)	110	—
Ceded	353	—
Future policy benefits - assumed	26,940	27,771
Policyholder account balances - assumed(1)	12,096	7,055
Liability for unpaid losses and loss adjustment expenses - assumed	3,613	3,310
Reinsurance payables:
Assumed(1)	752	609
Ceded	44	—
(1) Assumed includes related party balances of $110 million, $4.1 billion and $144 million within reinsurance recoverables, policyholder account balances and reinsurance payables, respectively, as of December 31, 2022.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Prior to the Company's acquisition of FLIAC on April 1, 2022, FLIAC ceded certain of its variable and fixed indexed annuities, fixed annuities with a guaranteed lifetime withdrawal income feature and the majority of its New York business, both the living benefit guarantees and base contracts, to entities affiliated with Prudential Financial. Reinsurance ceded arrangements do not discharge the Company as the primary insurer. Ceded balances would represent a liability of the Company in the event the reinsurers were unable to meet their obligations to the Company under the terms of the reinsurance agreements. The Company believes a material reinsurance liability resulting from such inability of reinsurers to meet their obligations is unlikely.

In the second quarter of 2022, in accordance with applicable state law, a program was instituted to novate a significant portion of the policies ceded from FLIAC to Pruco Life Insurance Company ("Pruco Life"), a Prudential Financial affiliated entity. The novation program does not have an impact on net equity or net income, but has resulted in the reduction of certain activity/balances associated with these policies. During the year ended December 31, 2022, approximately $6.7 billion of account value, which generally approximates fair values of insurance liabilities, was transferred out of FLIAC as a result of the novation program, which represents approximately 66% of the insurance liabilities ceded to Pruco Life as of April 1, 2022.

10. Insurance Liabilities

Long Duration Lines of Business

Liabilities for long-duration contracts are classified as future policy benefits, policyholder contract deposits or insurance liabilities. Future policy benefits include retirement products whose payments depend on contract holder’s survival such as structured settlements with life contingencies, immediate annuities with life contingencies, and pension risk transfer annuities; and traditional life insurance products such as WL and RoP term, A&H and LTC. Policyholder contract deposits apply to investment contracts such as structured settlements and SPIA with non-life contingent benefits, deferred annuity contracts in the accumulation phase and the fund values of single premium whole life and universal life-type insurance contracts. Insurance liabilities include certain of the Company's liabilities for long-duration contracts carried at fair value following election of the FVO. Our insurance liabilities are primarily comprised of guarantees associated with certain variable annuity contracts.

Future Policy Benefits

Future policy benefits include liability cash flows that are long-duration and relatively stable. Reserves for traditional life, accident and health and life-contingent annuity payout contracts represent an estimate of the present value of future benefits less the present value of future net premiums. Future policy benefits also include liabilities for annuities issued in structured settlement arrangements whereby a claimant has agreed to settle a general insurance claim in exchange for fixed payments over a fixed determinable period of time with a life contingency feature.

Life, annuity and accident and health reserves are established using assumptions for investment yields, mortality, morbidity, lapses and expenses, including a provision for adverse deviation where applicable. We review the adequacy of the life reserves regularly using best estimate assumptions for mortality, morbidity, lapse, expenses and investment yield. If financial performance significantly deteriorates to the point where a premium deficiency exists, then we would record additional liabilities.

The following table presents future policy benefits by product line at December 31, (in millions):

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

	2022	2021

Structured settlements	$16,163	$16,472
Pension risk transfer annuities	3,210	3,498
Traditional whole life	3,326	3,356
Single premium immediate annuities	1,423	1,593
Term life insurance	2,093	2,023
Long term care	428	450
Accident and health	352	379

Total	$26,995	$27,771

Policyholder Contract Deposits

Policyholder contract deposits investment contracts include SPIA and structured settlement contracts with period certain payment streams (i.e. not depending on longevity), deferred annuity contracts in the accumulation phase and the fund values of single premium whole life and universal life-type insurance contracts.

•Non-life contingent structured settlement cash flows consist of certain payments with set payment patterns such as level payment, compound increase, fixed amount increase or one-time lump sum payments. The non-life contingent cash flows are thus highly predictable;
•Non-life contingent SPIA cash flows also consist of certain level payments over a specified duration with a range from five to thirty years or more;
•Deferred annuities cash flows are designed to collect premiums and accrue credited interest over an extended period for payout at a later date;
•Single premium whole life and universal life-type products are interest sensitive and provide permanent coverage for life insurance with the potential to accumulate cash value.

The following table presents policyholder contract deposits by product line at December 31, (in millions):

	2022	2021

Structured settlements – non-life contingent	$2,115	$2,267
Interest sensitive universal life	1,477	1,533
Interest sensitive whole life	578	—
Deferred annuities	4,386	3,148
Single premium immediate annuities – non-life contingent	3,590	107

Total	$12,146	$7,055

Interest crediting rates for the Company's policyholder contract deposits range from 1.0% to 5.0%.

Insurance Liabilities, at fair value

Our insurance liabilities are primarily comprised of guarantees associated with certain variable annuity contracts, including guaranteed minimum accumulation benefits (“GMAB”), guaranteed withdrawal benefits (“GMWB”), guaranteed minimum death benefits (“GMDB”) and guaranteed minimum income and withdrawal benefits (“GMIWB”). Insurance liabilities also include registered index-linked annuities and fixed annuities, which includes

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
both fixed indexed and fixed deferred annuities, certain other variable annuities, variable universal, fixed payout annuity products, individual annuities and supplementary contracts with life contingencies.

The following represents the major components of our insurance liabilities as of December 31, (in millions):

Insurance Liabilities	2022	2021

Variable annuity contracts with guaranteed benefits	$2,938	$—
Registered index-linked and Fixed annuity contracts	2,306	—
Other insurance contracts	302	—

Total insurance liabilities	$5,546	$—

The GMAB features provide the contractholder with a guaranteed return of initial account value or an enhanced value if applicable. The most significant of the Company’s GMAB features are the guaranteed return option features, which includes an automatic rebalancing element that reduces the Company’s exposure to these guarantees.

The GMDB features provide certain guaranteed benefits in the event of the death of the contractholder. The GMIB features provide guaranteed minimum periodic payments regardless of market volatility.

The GMWB features provide the contractholder with access to a guaranteed remaining balance if the account value is reduced to zero through a combination of market declines and withdrawals. The guaranteed remaining balance is generally equal to the protected value under the contract, which is initially established as the greater of the account value or cumulative deposits when withdrawals commence, less cumulative withdrawals. The contractholder also has the option, after a specified time period, to reset the guaranteed remaining balance to the then-current account value, if greater. The contractholder accesses the guaranteed remaining balance through payments over time, subject to maximum annual limits.

The GMIWB features, taken collectively, provide a contractholder two optional methods to receive guaranteed minimum payments over time, a “withdrawal” option or an “income” option. The withdrawal option (which was available under only one of the GMIWBs) guarantees that a contractholder can withdraw an amount each year until the cumulative withdrawals reach a total guaranteed balance. The income option (which varies among the Company’s GMIWBs) in general guarantees the contractholder the ability to withdraw an amount each year for life (or for joint lives, in the case of any spousal version of the benefit) where such amount is equal to a percentage of a protected value under the benefit. The contractholder also has the potential to increase this annual amount, based on certain subsequent increases in account value that may occur. The GMIWB can be elected by the contractholder upon issuance of an appropriate deferred variable annuity contract or at any time following contract issue prior to annuitization. Certain GMIWB features include an automatic rebalancing element that reduces the Company’s exposure to these guarantees.

The Company also issued fixed deferred and fixed index annuity contracts that have a guaranteed credited rate, annuity benefit and withdrawal benefit. The Company also issued indexed variable annuity contracts for which the return, when the account value is allocated to the index strategies, is tied to the return of specific indices subject to applicable contractual minimums and maximums and also varying levels of downside protection. The contract also guarantees to the contractholder a return of no less than total deposits made to the contract adjusted for any partial withdrawals upon death. In certain of these indexed variable annuity contracts, the Company also contractually guarantees to the contractholder withdrawal benefits payable during specific periods.

The fair values of insurance liabilities associated with variable annuity contracts with guaranteed benefits are calculated as the present value of future expected benefit payments to customers, anticipated future trail commissions paid to agents and certain administrative expenses less the present value of future expected rider fees, mortality and expense charges, contract charges and the anticipated future reimbursement of certain asset management fees. This methodology could result in either a liability or asset balance, given changing capital market conditions and various actuarial assumptions. Since there is no observable active market for the transfer of these obligations, the valuations are calculated using internally developed models with option pricing techniques. The

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
models are based on a risk neutral valuation framework and incorporate premiums for risks inherent in valuation techniques, inputs, and the general uncertainty around the timing and amount of future cash flows. The determination of these risk premiums requires the use of management's judgment.

The significant inputs to the valuation models include capital market assumptions, such as interest rate levels and volatility assumptions, as well as actuarially determined assumptions, including contractholder behavior, such as lapse rates, benefit utilization rates, withdrawal rates, and mortality rates. The actuarially determined assumptions are based on the Company’s experience, industry data, and/or other factors, in the pricing of the acquisition.

The discount rates are determined using current market risk-free interest rates, including a spread. The spread over the risk-free rate (SOFR and LIBOR) swap curve represents the premium added to the proxy for the risk-free rate to reflect the Company's estimates of rates that a market participant would use to value the living benefits in both the accumulation and payout phases and index-linked interest crediting guarantees.

Short Duration Lines of Business

Our loss reserves cover excess workers' compensation, environmental impairment liabilities, legacy environmental and all other lines which consists of other casualty run-off exposures, including primary workers’ compensation, general liability, professional liability medical malpractice, product liability, and accident and health exposures. In establishing retroactive reinsurance claim liabilities, we analyze historical aggregate paid and reported loss patterns and project losses into the future under various actuarial methodologies. We expect to pay claims for several decades for many lines of business. We monitor paid and reported claim activity and review ceding company reports and other information concerning the underlying losses. We reassess and revise the expected timing and amounts of ultimate losses periodically or when significant events are revealed through our monitoring and actuarial review processes.

The following table details our liabilities for unpaid loss and loss adjustment expenses at December 31, (in millions):

	2022
	Case Reserves	IBNR	LAE	Total

Excess workers' compensation	$658	$1,003	$96	$1,757
Environmental impairment liabilities	349	254	81	684
Legacy environmental	202	130	159	491
All other lines	388	537	222	1,147

Liabilities for unpaid loss and allocated LAE, net of reinsurance	1,597	1,924	558	4,079

Discount for workers' compensation	(198)	(268)	—	(466)

Total liability for unpaid loss and loss adjustment expenses	$1,399	$1,656	$558	$3,613

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

	2021
	Case Reserves	IBNR	LAE	Total

Excess workers' compensation	$723	$1,028	$118	$1,869
Environmental impairment liabilities	416	296	90	802
Legacy environmental	237	116	166	519
All other lines	272	286	87	645

Liabilities for unpaid loss and allocated LAE, net of reinsurance	1,648	1,726	461	3,835

Discount for workers' compensation	(217)	(308)	—	(525)

Total liability for unpaid loss and loss adjustment expenses	$1,431	$1,418	$461	$3,310

The following table provides a roll forward of loss and loss adjustment expense reserves, excluding premium deficiency reserves, including detail on paid incurred losses from prior accident years and the current accident year for the years ended December 31, (in millions):

Liability for unpaid losses and loss adjustment expenses	2022	2021

Balance at beginning of period	$3,310	$3,593

Assumed business(1)	541	—

Net losses incurred:
Current period	3	5
Prior period(2)	72	(111)

Total net losses incurred	75	(106)

Effect of change in discount	59	106

Net paid losses:
Current period	—	—
Prior period	(372)	(283)

Total net paid losses	(372)	(283)

Balance at end of period	$3,613	$3,310
(1) Assumed business in 2022 includes $2 million unallocated loss adjustment expenses (ULAE).
(2) The (favorable) and unfavorable developments for the applicable periods were added to the basis of the respective deferred gain and deferred charge within the consolidated balance sheets consistent with our accounting policy described in Note 3.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
The following table details our prior accident year loss development for the years ended December 31, (in millions):

(Favorable) / Unfavorable prior year development	2022	2021

Excess workers' compensation	$(56)	$(70)
Environmental impairment liabilities	—	(81)
Legacy environmental	12	25
All other lines	116	15

Total prior year development	$72	$(111)

The significant drivers of the prior year loss development are discussed below. Prior year loss development is recorded after taking into consideration the results from actuarial analyses that are performed for each reserving line of business as well as on-going review of actual vs. expected results performed during the course of each calendar year. See Note 11 for additional information on the amortization of deferred gain.

Prior Year Loss Development - year ended December 31, 2022

During 2022, the Company recognized unfavorable prior year loss reserve development of $72 million. This unfavorable development was comprised of $56 million favorable development relating to excess workers' compensation, $12 million unfavorable development within legacy environmental, $2 million favorable development in all other lines assumed prior to 2022 and $118 million unfavorable development from new deals assumed in 2022. In general, the prior year development was booked after taking into consideration the results from the actuarial analyses we performed for each line of business over the course of calendar year 2022, as well as a review of actual versus expected results during the calendar year.

With respect to individual lines of business detailed in the table above:

•Excess Workers' Compensation: The Company booked $56 million in favorable prior year development. This favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts for this line of business.
•Legacy Environmental: The Company booked $12 million in unfavorable prior year development. This unfavorable development was a result of an increase in the Excess segment due to higher average severity assumptions offset by a lower frequency assumption for the Primary segment combined with a favorable settlement for the small party accounts associated with the Lower Passaic River site.
•All Other Lines: The Company booked $2 million of favorable prior year development attributable to the Runoff Divisions loss portfolio. $118 million of adverse development was recognized on business assumed in 2022 due to adverse development since the deals were originally priced.

Prior Year Loss Development - year ended December 31, 2021

With respect to individual lines of business detailed in the table above:

•Excess Workers' Compensation: The $70 million favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts for this line of business and is consistent with sector-wide trends for such coverage.
•Environmental Impairment Liability: The $81 million favorable prior year development included $77 million favorable development for the Pollution Legal Liability products, $10 million favorable development from the PROPAC product (a combined professional liability and package policy for environmental contractors), $8 million unfavorable development from the Cleanup Cost Cap product and $2 million of favorable development from all other exposures. Such favorable development resulted from less than expected claim development and refined assumptions.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
•Legacy Environmental: The $25 million unfavorable prior year development was the result of an increase in our Primary policy segment and a decrease in expected inuring reinsurance from recoveries from the cedant’s external reinsurers.
•All Other Lines: The $15 million unfavorable prior year development was allocated amongst different products and included $15 million unfavorable development for Physicians & Surgeons professional liability, $5 million unfavorable development for Lexington Commercial Automobile liability, and $5 million favorable development for extra contractual obligations.

Disclosures of Incurred and Paid Loss Development, IBNR, Claims Counts and Payout Percentages

With respect to the cumulative incurred and cumulative paid information presented below, all information for retroactive reinsurance agreements is presented prospectively from the date at which the reserves were assumed. As the reserves are effectively re-underwritten at the date the reserves are assumed, we believe that the historical loss development prior to being assumed by us is not relevant to our own experience managing these reserves. In addition, the information required to prepare the loss development on a retrospective basis is not always available to us. We analyze the loss development tables on a prospective basis by the year in which we assume the reserves such that the impact of the assumed reserves from year to year does not distort the loss development tables.

The environmental impairment line of business is significant and therefore a further development table has been provided for this line of business. As described below, the excess workers' compensation and legacy environmental lines of business do not have any incurred or paid losses within the past 10 accident years and so no further loss development tables have been provided for these lines of business.

Reserves assumed in the year ended December 31, 2018 - All lines of business assumed prior to 2022

	Incurred Loss and allocated LAE
(in millions)	For the years ended December 31,						As of December 31, 2022
Accident Year	Net reserves assumed (unaudited)	2018 (unaudited)	2019 (unaudited)	2020 (unaudited)	2021 (unaudited)	2022	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
Prior	$4,386	$4,511	$4,496	$4,482	$4,392	$4,341	$1,851	14,379
2013	159	149	169	171	155	148	35	228
2014	206	156	147	141	135	134	33	318
2015	368	268	257	244	242	244	49	454
2016	146	140	155	138	140	147	36	425
2017	123	158	150	107	116	122	13	415
2018	9	49	68	57	49	52	10	349
2019			26	33	33	29	5	147
2020				22	23	20	11	224
2021					5	6	6	17
2022						3	5	4
	$5,397					$5,246	$2,054	16,960
Cumulative Paid Losses and Allocated LAE during the above period						(1,748)
Discount as of December 31, 2022						(466)
Liabilities for losses and LAE						$3,032

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Cumulative Paid Losses and Allocated Loss Adjustment Expenses years ended December 31, (in millions):

	Cumulative paid loss and allocated LAE
Accident Year	2018 (unaudited)	2019 (unaudited)	2020 (unaudited)	2021 (unaudited)	2022
Prior	$274	$581	$742	$973	$1,199
2013	19	44	56	62	71
2014	25	38	64	69	80
2015	65	97	145	162	174
2016	18	46	64	70	94
2017	30	57	52	58	65
2018	9	22	31	37	38
2019		2	16	20	21
2020			2	4	6
2021				—	—
2022					—
					$1,748

Excess Workers’ Compensation

Excess workers’ compensation has a long tail and is one of the most challenging lines of business from an actuarial reserving perspective, particularly when the excess coverage is provided above a self-insured retention layer. The class is highly sensitive to small changes in assumptions (for example, the rate of medical inflation or the longevity of injured workers) which can have a significant effect on the ultimate reserve cost estimate. Excess workers’ compensation business was written over qualified self-insurance from the 1970’s through 2012. In this book of business, the claims are not handled (or administered) by the ceding company personnel, but are administered by the client’s designated third party administrators ("TPAs"). However, claims personnel affiliated with FRL maintain an oversight role over these TPAs and claims.

Loss and loss adjustment expense liability estimates for excess workers’ compensation exposures are subject to additional uncertainties, due to the following:

•Claim settlement time is longer than most other casualty lines, due to the lifetime benefits that can be expected to pay out on certain claims;
•Coverage statutes that vary by state; and
•Future medical inflation costs are difficult to estimate.

A combination of traditional methods (paid and incurred loss development) and non-traditional methods (individual claim annuity model, report year incurred loss development, and IBNR count/severity methods) are used to estimate loss and loss expense liability estimates. Loss data is segmented so as to reflect the anomalies in the historical data due to the various loss mitigation initiatives employed over the last several years.

The last material claim related to this business occurred more than 10 years ago and there were no incurred losses and allocated loss adjustment expenses related to the last 10 accident years. The total actual paid losses were $56 million and $64 million for the years ending December 31, 2022 and 2021, respectively.

Environmental Impairment Liability

Environmental impairment includes pollution legal liability, contractor's pollution liability, errors and omissions, and underground storage tank policies written prior to 2016. The process of establishing reserves for environmental impairment claims is subject to greater uncertainty than the establishment of reserves for liabilities relating to other types of insurance claims. As a result of the significant uncertainty inherent in determining environmental impairment liabilities and establishing related reserves, the use of conventional reserving methodologies frequently has to be supplemented by reviewing each of the outstanding claims on a claim-by-claim basis in establishing the

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
reserves. Additional consideration is given by evaluating the exposure presented by each policyholder, the anticipated cost of resolution, if any, for each policyholder, available coverage, and the relevant judicial interpretations and historical value of similar exposures in establishing the reserves. Prior to June 2, 2020, the environmental impairment liability line of business included unearned premium relating to multi-year policies written prior to June 1, 2016. Therefore, for calendar years ended December 31, 2017, 2018 and 2019, losses incurred for accident years subsequent to June 1, 2016 were attributable to incurred losses as these multi-year policy premiums earned out over the life of the contract. As further discussed in Note 11, a substantial modification occurred which resulted in incurred loss activity for all accident years being classified as retroactive reinsurance.

Reported claim counts, on a cumulative basis, are provided as supplemental information to the incurred loss table below by accident year. The claim frequency is determined at the claimant level for the relevant exposures and our claims system identifies a unique claim identifier to each reported claim that we receive.

	Incurred Loss and allocated LAE
(in millions)	For the years ended December 31,						As of December 31, 2022
Accident Year	Net reserves assumed (unaudited)	2018 (unaudited)	2019 (unaudited)	2020 (unaudited)	2021 (unaudited)	2022	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
Prior	$823	$822	$801	$813	$773	$768	$182	1,305
2013	115	106	131	134	115	111	26	162
2014	137	93	89	85	77	79	24	193
2015	186	154	149	137	123	121	31	227
2016	89	91	95	86	83	88	25	324
2017	122	157	149	107	116	122	13	415
2018	9	48	67	56	49	52	9	349
2019			26	33	33	29	5	147
2020				22	23	20	11	224
2021					5	6	6	17
2022						3	3	4
	$1,481					$1,399	$335	3,367
Cumulative Paid Losses and Allocated LAE during the above period						(715)
Liabilities for losses and LAE						$684

Cumulative Paid Losses and Allocated Loss Adjustment Expenses for the years ended December 31, (in millions) :

	Cumulative paid loss and allocated LAE
Accident Year	2018 (unaudited)	2019 (unaudited)	2020 (unaudited)	2021 (unaudited)	2022
Prior	$106	$198	$217	$283	$370
2013	8	27	35	39	46
2014	8	11	32	35	39
2015	24	35	73	77	78
2016	14	25	38	42	52
2017	30	57	52	58	65
2018	9	22	31	37	38
2019		2	16	20	21
2020			2	4	6
2021				—	—
2022					—
					$715

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Legacy Environmental

Legacy Environmental exposure consists of indemnity claims asserting property damage from toxic waste, hazardous substances, and other environmental pollutants, and claims to cover the cleanup costs of hazardous waste and pollution sites. The vast majority of these Legacy Environmental claims emanate from policies written in 1985 and prior years. Commencing in 1985, standard general liability policies contained an absolute exclusion for pollution-related damage. Environmental Impairment Liability exposures underwritten on a claims-made basis, which were written generally starting 1986, are not included in this line of business.

Loss and loss adjustment expense liability estimates for mass torts, such as Legacy Environmental exposures, are subject to additional uncertainties, due to the following:

•Case law is not fully developed;
•Coverage interpretation varies by state;
•The pool of plaintiffs and defendants is expanding significantly;
•The process of estimating provisions for premises and operations coverage is highly judgmental;
•“State of the art” analysis is a moving target; and
•Environmental reform could have a significant effect on ultimate liabilities.

To estimate loss and loss adjustment expenses reserve liability estimates, traditional methods (paid and incurred loss development, paid and incurred Cape Cod methods) are used to project historical report years to estimate incurred but not enough reported ("IBNER") reserves, and count/severity methods are used to project future report years to estimate “pure” incurred but not reported reserves. For some large accounts and sites, reserves are based on claim department estimates and analysis. After this ground-up analysis is completed, we review the reasonability of our estimates by calculating certain ratios, such as survival ratios (defined as the ratio of indicated/carried reserves to a three year average payment) and IBNR-to-case ratios, and compare these ratios against industry benchmarks. In addition, we perform a market share analysis as another measure to assess the reasonableness of our indicated/carried loss reserves.

All Other Lines

All Other Lines consist of various primary workers’ compensation, general liability, professional liability, medical malpractice, products liability, commercial automobile liability, and accident and health exposures from business units that have been put into run-off. In general, loss and loss adjustment expense liabilities are estimated separately. Traditional loss estimation methods include paid and incurred loss development methods and generalized paid and incurred Cape Cod methods. We also look at an IBNR-to-Case ratio method for certain segments, a survival ratio method for some general liability segments, and an annuity model approach for some of the larger workers’ compensation claims. Loss adjustment expense methods include both standard development methods and also the calendar year paid to paid method, which applies the paid to paid ratio to the loss reserves.

The last claim related to this business occurred more than 10 years ago and there were no incurred losses and allocated loss adjustment expenses related to the last 10 accident years. The total actual paid losses were $39 million and $45 million for the years ending December 31, 2022 and 2021.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
All Other Lines business assumed in 2022

The loss development tables below reflect general liability and professional liability exposures assumed by the Company during 2022. Individual claim level data required to create the cumulative number of reported claims is not available for these exposures.

	Incurred Loss and allocated LAE
(in millions)	For the years ended December 31,		As of December 31, 2022
Accident Year	Net reserves assumed (unaudited)	2022	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
Prior	$3	$4	$3
2013	11	17	10
2014	30	41	22
2015	47	62	30
2016	63	80	43
2017	88	108	60
2018	94	111	70
2019	99	113	83
2020	77	86	73
2021	27	30	28
2022	—	—	—
	$539	$652	$422	$—
Cumulative Paid Losses and Allocated LAE during the above period		(78)
Unallocated Loss Adjustment Expenses as of the above period		7
Liabilities for losses and LAE		$581

Cumulative Paid Losses and Allocated Loss Adjustment Expenses for the year ended December 31, (in millions):

Cumulative paid loss and allocated LAE
Accident Year	2022
Prior	$1
2013	3
2014	6
2015	8
2016	13
2017	16
2018	14
2019	11
2020	5
2021	1
2022	—
$78

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Claims Payout Patterns

The following table presents unaudited supplementary information detailing the historical average annual percentage claims payout on an accident year basis at the same level of disaggregation as presented above for the year ended December 31, 2022.

Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (Unaudited)
Year	1	2	3	4	5	6	7	8	9	10
Environmental impairment liabilities	6.3%	14.4%	14.4%	10.8%	6.7%	6.9%	6.1%	4.1%	3.8%	2.6%
All Other Lines business assumed in 2022	0.2%	3.6%	8.0%	11.2%	13.3%	12.5%	10.2%	8.0%	6.4%	5.1%

Given the significant amount of loss and loss adjustment expense reserves in the 2012 and prior accident years, and different distributions among lines of business and accident year, we do not believe a total claim payout pattern is meaningful information.

Collateral Deposit Liability

For the year ended December 31, 2022 we incurred $18 million of paid losses and $11 million of interest credited to policyholders in relation to the collateral deposit liability. For the year ended December 31, 2021 we incurred $26 million of paid losses and $6 million of interest was credited to policyholders.

11. VOBA, Deferred Gains on Reinsurance and Deferred Charge Assets

VOBA liability

The following table presents the balances and changes in the VOBA liability for the years ended December 31, (in millions):

	2022	2021

Balance, beginning of period	$4,053	$4,291

Amortization	(229)	(238)

Balance, end of period	$3,824	$4,053

The following table provides the estimated future amortization for the 5 years indicated below for the years ended December 31, (in millions):

Estimated future VOBA liability amortization

2023	$184
2024	175
2025	170
2026	166
2027	155

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Deferred gains and Deferred charges

Long Duration Business

The table below shows the calculation of the deferred charges and related amortization on the policyholder contract deposits for the year ended December 31, (in millions):

	2022	2021

Beginning Carrying Value	$—	$—

Assumed business	215	—
Amortization	(2)	—

Ending Carrying Value	$213	$—

The table below shows the calculation of the deferred gain and related amortization on the future policy benefits and policyholder contract deposits for the years ended December 31, (in millions):

	Future Policy Benefits		Policyholder Contract Deposits
	2022	2021	2022	2021

Beginning Carrying Value	$5	$5	$466	$35

Assumed business	—	—	—	438
Amortization	(1)	—	(29)	(7)

Ending Carrying Value	$4	$5	$437	$466

Short Duration Business

The table below presents a roll forward of the deferred charges for the short-duration reinsurance agreements for the year ended December 31, (in millions):

	2022	2021

Beginning Carrying Value	$—	$—

Contract issuance	8	—
Amortization	(13)	—
Impairment of deferred charge	(47)	—
Net incurred losses deferred under retroactive accounting	118	—

Ending Carrying Value	$66	$—

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
The table below presents a roll forward of the deferred gains for the short-duration reinsurance agreements for the years ended December 31, (in millions):

	2022	2021(1)

Beginning Carrying Value	$260	$162

Contract extinguishment	—	(157)
Contract replacement	—	234
Amortization	17	21
Effect of change in discount	(59)	(106)
Net incurred losses deferred under retroactive accounting	43	106
Other	(3)	—

Ending Carrying Value	$258	$260
(1) The beginning carrying value reflects an increase of $160 million related to a change in accounting principle. Refer to further discussion in Note 3.

AIG had previously agreed to pay us for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million (the "Adverse Development Cover" or "ADC"). The ADC was determined to represent contingent consideration as the cover is providing a contingent right to receive a return of a portion of the consideration paid.

Effective June 30, 2021, FRL entered into a Settlement, Release and Amendment Agreement with AIG whereby it was agreed that FGH would receive $77 million as consideration for certain excess workers' compensation claim liabilities previously assumed under the LPT and the early termination of the ADC provided to the Company, as discussed above. The early termination of the ADC was accounted for as a substantial modification to the LPT agreements. Therefore, we derecognized the LPT with a $157 million deferred gain and immediately recognized a replacement contract with a $234 million deferred gain based on the excess of the fair value of the funds withheld assets over the sum of the Company's estimated loss reserves.

12. Debt Obligations and Credit Facilities

In November 2021, the Company entered into a credit facility (the "Credit Agreement"). The Credit Agreement contains a $750 million term loan, of which $750 million and $250 million had been drawn as of December 31, 2022 and 2021, respectively. The previous term loan held prior to the execution of the Credit Agreement was repaid in full concurrent with the issuance of the new loan. In addition, the Credit Agreement provides for a $750 million revolving credit facility. If the facility is undrawn the Company incurs a quarterly commitment fee of 0.30% per annum of the undrawn amount. There were no borrowings outstanding on the revolving credit facility as of December 31, 2022 or 2021. In November 2022, the Company issued a letter of credit for $10 million to the Internal Revenue Service (“IRS”) in connection with FRL electing to be taxed as a domestic U.S. company under Section 953(d). This letter of credit provides security to the IRS for payment of any annual tax obligation of FRL resulting from the Section 953(d) election and will remain in place until such time that the Company meets the minimum threshold requirements to release the security. The letter of credit has reduced the available capacity on the revolving credit facility by $10 million.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
A summary of outstanding debt obligations presented as long term debt within our consolidated balance sheets is set forth below at December 31, (in millions):

			2022		2021
Facility	Origination Date	Term	Borrowing Outstanding	Fair Value	Borrowing Outstanding	Fair Value

Term Loan	November 22, 2021	3 years	$750	$732	$250	$253
Revolving credit facility	November 22, 2021	5 years	—	—	—	—

Total debt obligations			$750	$732	$250	$253

The table below provides a summary of the total interest expense for the years ended December 31, (in millions):

	2022	2021

Interest expense on debt obligations	$28	$7
Amortization of debt issuance costs	3	5

Total interest expense	$31	$12

Interest on the term loan is due quarterly at a rate of LIBOR + 1.875% subject to change to an alternative rate in the event that LIBOR is no longer considered to be an appropriate reference rate. The loan principal is subject to repayment on the maturity date in November 2024. The Company incurred costs of $7 million in issuing the Credit Agreement during the year ended December 31, 2021. These costs included underwriters' fees, legal fees and other fees which are capitalized and presented as a direct deduction from the principal amount of the outstanding term loan. As of December 31, 2022 and 2021, $5 million and $7 million of the debt issuance costs were unamortized, respectively.

The Credit Agreement also specifies certain financial covenants which require: (1) the Company and its subsidiaries maintaining a total debt to total capitalization ratio less than 0.35:1; (2) FRL maintaining an enhanced capital ratio of at least 125% in conjunction with an investment grade rating; (3) the Company and its subsidiaries maintaining an adjusted consolidated net worth which shall not be less than the aggregate of 65% of adjusted consolidated net worth as of September 30, 2021 plus 50% of adjusted consolidated net income available for distribution to common shareholders after September 30, 2021 plus 50% of the proceeds of any common equity issuance of the Company made after the closing date. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the termination of their commitments and the acceleration of amounts due. As of December 31, 2022 and 2021, the Company was in compliance with all covenants under the Credit Agreement.

13. Contingencies and Commitments

Litigation and Regulatory Matters

As of December 31, 2022 and 2021, the Company has no material contingent liabilities arising from litigation, income taxes, make-whole fee conditions or other matters, other than liabilities arising in the normal course of its business of reinsurance.

Prior to the Company's acquisition of FLIAC on April 1, 2022, FLIAC received regulatory inquiries and requests for information from state and federal regulators, including a subpoena from the U.S. Securities and Exchange Commission, concerning the appropriateness of variable product sales and replacement activity. The Company is cooperating with regulators and may become subject to additional regulatory inquiries and other actions related to this matter.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Commitments

The Company has commitments to purchase or fund investments, mostly private fixed maturity securities, mortgage loans and alternative investments. As of December 31, 2022 and 2021, the outstanding balance on commitments for mortgage loans was $496 million and $0, respectively. These amounts included unfunded commitments that were not unconditionally cancellable. The Company also made commitments to purchase or fund investments, mostly private fixed maturity securities and alternative investments. As of December 31, 2022 and 2021, $2,538 million and $2,427 million, respectively, of these commitments were outstanding. These amounts include unfunded commitments that are not unconditionally cancellable.

As of December 31, 2022 and 2021, these commitments include unfunded commitments of $2,054 million and $2,427 million, respectively, associated with investments owned by affiliates of Carlyle. See Note 15 for further information regarding related party investments.

As of December 31, 2021, the Company's unfunded commitment included a $1 billion commitment to Carlyle Structured Credit temporarily warehoused by FRL. Of this, $900 million was transferred to funds withheld - directly managed and $13 million was funded by FRL in 2022.

14. Income Taxes

On October 1, 2021, the equity interests in FGH, a Delaware limited liability company, were contributed to FGP, in a tax-free transaction for U.S. tax purposes. On October 15, 2021, the Company formed FIL, a Bermuda exempted corporation. FIL then formed FIGH, a U.K. corporation, on October 29, 2021. Both FIL and FIGH operate as holding companies. On November 18, 2021, FIGH then formed FIRL, a Bermuda exempted corporation, and FIGS, also a Bermuda exempted corporation. FIRL will operate as a Bermuda composite reinsurer and will not make an election under section 953(d) of the U.S. Internal Revenue Code to be treated as a U.S. domestic insurance company for U.S. tax purposes. FIGS will operate as the non-U.S. service company for the group. While each of FIL, FIGH, FIRL and FIGS constitutes a controlled foreign corporation for U.S. tax purposes through their constructive ownership by FGH, there will be no amount of gross income included as U.S. taxable income. These entities generated $13 million of pretax income during the year ended December 31, 2022.

During 2021 and prior years, FGH was the U.S. holding company of the following wholly owned subsidiaries; FRL, a Bermuda corporation, and FGS, a Delaware corporation. Upon formation, FGH elected to be treated as a corporation for U.S. tax purposes. FRL elected to be treated as a U.S. domestic insurance company for U.S. tax purposes under section 953(d) of the U.S. Internal Revenue Code and is, therefore, subject to income taxation in the U.S. FRL was treated as a non-life insurance company for U.S. tax purposes. FRL wholly owns FRI, a Delaware limited liability company that elected to be treated as a corporation for U.S. tax purposes and a member of the FGH consolidated tax return group.

On January 1, 2022, FGH acquired all of the outstanding stock of FLAS and FPCS in an all-cash transaction. Both entities are Delaware corporations that operate as third party administrators for the Life and P&C businesses, respectively. On January 3, 2022, FGH purchased all of the outstanding stock of FRC in an all-cash transaction. FRC is an Arizona based life insurance shell corporation with licenses in 42 states. On April 1, 2022, FGH acquired FLIAC for an all-cash purchase price. On May 12, 2022, FGH acquired FCIC for an all-cash purchase price. FCIC is an Ohio based P&C insurance shell corporation. Additionally, during 2022, FLIAC formed Grove Funding I, a Delaware corporation, as an investment vehicle. Further during 2022, FRI formed Grove Funding II, a Delaware corporation, as an investment vehicle.

For the 2021 tax year, FGH and its direct and indirect wholly owned subsidiaries formed a U.S. consolidated tax return group. Effective for 2022, however, FRL became a life insurance company for U.S. tax purposes once the total amount of its life reserves exceeded the 50% threshold under U.S. tax law. Thereupon, FRL (and, consequently, FRI) deconsolidated from the FGH consolidated tax return group. FRL will be eligible to rejoin the consolidated return group no later than the 2027 tax year and the entity will file a separate tax return in the interim. FRI will also deconsolidate from the FGH consolidated tax return group, but form a new consolidated return group with Grove Funding II. FRI (and Grove Funding II) will rejoin the FGH consolidated tax return group once its immediate parent company, FRL, is eligible to rejoin. FLIAC is required to remain outside the consolidated return group for five full years under U.S. tax law and will be eligible to join the FGH consolidated return group beginning

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
with the 2028 tax year. In the meantime, FLIAC will file a separate tax return. Grove Funding I, as investment company, is not eligible to consolidate with FLIAC and will also file a separate tax return until FLIAC joins the group in 2028, at which time it will become a member of the FGH consolidated tax return group. FLAS, FPCS, FRC, and FCIC will join the FGH consolidated tax return group, effective the day after each entity was acquired.

The Company’s tax provision for the year ended December 31, 2022 has been prepared based on the multiple filing groups noted above, while the tax provision for the year ended December 31, 2021 has been prepared based on the single consolidated tax return filing group.

Acquisition-Related Tax Elections

In conjunction with the acquisition of FLIAC, the Company and Prudential Financial agreed to make a joint election under Section 338(h)(10) of the U.S. Internal Revenue Code and under any similar provisions of state or local law (the “Section 338(h)(10) Election”) with respect to the purchase of the shares of FLIAC. Under this election, the parties agreed to treat the transaction for federal income tax purposes as if it had been structured as an asset sale and purchase. As a result of this election, the tax basis of the FLIAC's assets and liabilities were reset to fair value at the time of the acquisition, which resulted in the elimination of previously established current and deferred income tax balances and the establishment of new balances that reflect the updated tax basis, including tax deductible VOBA. See Note 4 for further information regarding the acquisition and the associated updated income tax balances.

U.S. Tax Law Changes

On November 15, 2021, the U.S. enacted the Infrastructure Investment and Jobs Act to improve infrastructure in the U.S. The tax provisions of the Infrastructure Investment and Jobs Act have not had and are currently not expected to have a material impact on the Company’s U.S. federal tax liabilities.

On August 16, 2022, the U.S. enacted The Inflation Reduction Act of 2022, which provides among other provisions a new corporate alternative minimum tax (“CAMT”). The CAMT is effective for taxable years beginning after December 31, 2022 and generally applies to taxpayers with average annual financial statement income exceeding $1 billion over a three-year period. The Company is still evaluating the implications of this new law for the 2023 tax year, but there are no implications for the year ended December 31, 2022.

Effective Tax Rate

The following table presents the income tax expense (benefit) for the years ended December 31, (in millions):

	2022	2021

Income tax expense (benefit):
Current	$136	$290
Deferred	(2,122)	(351)

Total income tax benefit	$(1,986)	$(61)

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Our actual income tax expense (benefit) differs from the statutory U.S. federal amount computed by applying the U.S. federal income tax rate of 21% to income / (loss) before tax due to the following, as shown in the following reconciliation for the years ended December 31, (in millions):

	2022	2021

Loss before taxes	$(9,603)	$(273)

U.S. federal income tax benefit at statutory rate	(2,018)	(57)
Valuation allowance	37	—
Dividends received deduction, net of proration	(5)	—
Non-US loss	(3)	—
Prior year tax return adjustments	—	(3)
Other permanent items	3	(1)

Total income tax benefit	$(1,986)	$(61)

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
Deferred Taxes

The following table presents the components of the net deferred tax assets (liabilities) as of December 31, (in millions):

	2022	2021

Deferred tax assets:
VOBA	$928	$851
Loss on funds withheld - directly managed	814	—
Reinsurance settlement	351	—
Life policy reserves	—	249
Basis difference on investments	215	—
Deferred gain on reinsurance	161	154
Deferred policy acquisition costs	39	28
Non-life reserves	31	23
Capital loss	26	—
Net operating loss	22	—
Employee benefits	10	5
Deferred revenue	9	—
Other	—	—

Total deferred tax assets	2,606	1,310

Deferred tax liabilities:
Gain on funds withheld - directly managed	—	(697)
Reinsurance settlement	—	(274)
Life policy reserves	(2)	—
Reinsurance modification	(22)	(24)
Basis difference in investments	—	(12)
Other	(7)	(1)

Total deferred tax liabilities	(31)	(1,008)

Net deferred tax asset before valuation allowance	2,575	302

Valuation allowance	(37)	—

Net deferred tax asset	$2,538	$302

The difference between the increase in the deferred tax asset balance of $2.2 billion and the deferred tax benefit recognized for the year of $2.1 billion, which totals approximately $114 million, represents the current year deferred tax asset of $92 million recorded in AOCI and $22 million of deferred tax assets acquired during the year. Refer to Note 4 for further discussion on the Company's acquisitions.

Capital Loss Carryforwards and Net Operating Loss

During 2022, the Company generated a capital loss carryforward of $125 million, which represents a $26 million deferred tax asset. This capital loss will be carried forward for five years and utilized against any future capital gains generated during that period. As discussed below, the capital loss carryforward is subject to a valuation allowance because it is not more likely than not that the attribute will be utilized during the carryforward period.

During 2022, the Company generated a net operating loss of $103 million, which can be carried forward indefinitely. The Company expects the net operating loss to be fully utilized in the near term.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

Valuation Allowance on Deferred Tax Assets

The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.

In evaluating the need for a valuation allowance, the Company considers many factors, including:

(1) the nature of the deferred tax assets and liabilities;
(2) whether they are ordinary or capital;
(3) the timing of their reversal;
(4) taxable income in prior carryback years;
(5) projected taxable earnings exclusive of reversing temporary differences and carryforwards;
(6) the length of time that carryovers can be utilized;
(7) any unique tax rules that would impact the utilization of the deferred tax assets; and
(8) any tax planning strategies that the Company would employ to avoid a tax benefit from expiring unused.

Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized.

For the year ended December 31, 2022, the Company established a valuation allowance of $37 million with respect to realized and unrealized capital losses on our fixed maturity securities portfolio. A portion of the deferred tax asset relates to unrealized capital losses for which the carryforward period has not yet begun, and as such, when assessing its recoverability, we consider our ability and intent to hold the underlying securities to recovery, otherwise a valuation allowance is established.

For the year ended December 31, 2021, based on all available evidence, management believed that it was more likely than not that its net deferred tax asset will be realized. Therefore, the Company did not record a valuation allowance against its net deferred tax asset for this period.

Accounting for Uncertainty in Income Taxes

The Company filed federal tax returns for the short year ended December 31, 2020 and the full year 2021 and both returns are open for examination. We also periodically evaluate uncertain tax positions to determine whether the tax positions are more likely than not to be realized as a tax benefit or expense in the current year. We recognize interest and penalties related to uncertain tax benefits in U.S. Federal income tax expense. As of December 31, 2022 and 2021, there were no uncertain tax positions and no accrual for interest and penalties. The Company does not anticipate any significant changes within the next twelve months to its total unrecognized tax benefits related to tax years for which the statute of limitations has not expired.

15. Related Party Transactions

Carlyle Affiliated Entities

We maintain investment management agreements with Carlyle affiliates (collectively the "Investment Manager"), pursuant to which the Investment Manager provides certain investment management and advisory services with respect to certain asset classes. The Company recorded expenses related to these agreements of $18 million and $8 million for the years ended December 31, 2022 and 2021, respectively.

The Company invests in limited partnerships where a Carlyle affiliate is the general partner of the funds and other

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
structured investments managed by Carlyle affiliates. The Company's investments in funds and other structured investments managed by Carlyle were valued at $1,749 million and $666 million as of December 31, 2022 and 2021, respectively, and were primarily of private credit fixed income assets and limited partnership interests or investments in limited partnerships. We recorded net investment income (losses) related to these investments of $56 million and $84 million for the years ended December 31, 2022 and 2021, respectively.

Additionally, as of December 31, 2022 and 2021, we held investments originated by Carlyle of $1,719 million and $2,192 million, respectively, that are included within funds withheld - directly managed within the consolidated balance sheets.

On April 1, 2022, certain of our subsidiaries entered into a Strategic Advisory Services Agreement (the “Strategic Advisory Services Agreement”), pursuant to which an affiliate of Carlyle will provide such subsidiaries with strategic advisory and consulting services. Under the Strategic Advisory Services Agreement, the Carlyle affiliate will be entitled to advisory fees and certain expense reimbursements. The Company recorded expenses related to the Strategic Advisory Service Agreement of $58 million during the year ended December 31, 2022 and had a $15 million payable as of December 31, 2022.

For the year ended December 31, 2022, the Company incurred $10 million of costs with an affiliate of Carlyle, for services provided in connection with the Company's acquisition of FLIAC.

For the year ended December 31, 2021, the Company incurred $3 million of costs with an affiliate of Carlyle, relating to placement services performed as part of entering into the Credit Agreement in each respective year. These costs are deferred and subject to amortization over the term of the Credit Agreement, as discussed in Note 12.

T&D Affiliated Entities:

On March 31, 2022 FRL entered into a reinsurance agreement with an affiliate of T&D, through which FRL assumed a legacy block of payout and deferred annuities on a coinsurance basis.

On October 1, 2022 FIRL entered into a reinsurance agreement with an affiliate of T&D, whereby FIRL will assume a quota share of USD and AUD denominated single premium whole life products issued to the Japanese market under a coinsurance basis.

The Company reported assumed reinsurance recoverables, policyholder contract deposits and reinsurance payables of $110 million, $4,078 million and $144 million, respectively, as of December 31, 2022 in the consolidated balance sheets in connection with these reinsurance agreements. The Company recorded assumed interest credited to policyholder account balances in the consolidated statements of income (loss) in connection with these reinsurance agreements of $31 million for the year ended December 31, 2022.

16. Owners' Equity

On March 31, 2022, the Company announced an agreement with its existing equity holders, including Carlyle FRL and T&D, pursuant to which it had secured commitments for up to $2.1 billion of additional equity capital. Of the $2.1 billion of secured commitments, T&D and Carlyle FRL made capital contributions of approximately $262.5 million and $786.6 million on April 27, 2022 and May 16, 2022, respectively. As of December 31, 2022, the Company had issued 1,349,283 Class A and 210,753 Class B limited partnership units, of which 901,189 Class A units and 210,753 Class B units (71.28%) were owned by Carlyle FRL, 404,519 Class A units (25.93%) were owned by T&D and 43,575 Class A units (2.79%) were owned by AIG.

As of December 31, 2021, the Company had issued 1,000,000 Class A limited partnership units, of which 715,000 units (71.5%) were owned by Carlyle FRL, 250,000 units (25%) were owned by T&D and 35,000 units (3.5%) were owned by AIG.

The agreement among the Company’s equity holders includes certain consent rights that are reserved to the Class A and Class B unit holders. The agreement requires the written consent of (x) each Class A unit holder that holds at least 25% of the issued and outstanding units in the Company, (y) each Class B unit holder that holds at least 50%

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
of the issued and outstanding and (z) Carlyle FRL, prior to taking or agreeing to take certain actions with respect to the Company or its subsidiaries. The actions requiring prior written consent include: (i) amend, waive or fail to diligently enforce any rights under or terminate, any investment advisory agreement or similar arrangement with Carlyle Investment Management L.L.C. or its affiliates, or enter into, amend, modify, waive or fail to diligently enforce any rights under or terminate any investment advisory agreement or similar arrangement with any other person; (ii) effect or take steps towards liquidation, dissolution, winding up or other insolvency proceeding of the Company or its subsidiaries; (iii) amend or repeal organizational documents of the Company and its subsidiaries, or otherwise alter the legal form of the Company or its jurisdiction of organization; (iv) dispose of assets with consideration in excess of 10% of the equity in the Company, acquire assets with consideration in excess of 20% of the equity in the Company, or enter into reinsurance transactions of more than 10% (for inbound) and 5% (for outbound) of combined reserves of the Company’s subsidiaries; (v) enter into, amend, waive or fail to diligently enforce any material rights or exercise any rights to renew or terminate, any agreement, transaction or arrangement with any equity holder in the Company (other than Carlyle FRL) and their affiliates, other than transactions on an arms’ length basis in the ordinary course as determined by the Board of Directors (acting by a simple majority of disinterested Directors); (vi) subject to certain exceptions, issue or sell equity interest; (vii) change the nature of the business of the Company or its subsidiaries; (viii) effect a sale of the Company; and (ix) approve material changes in the Company’s accounting policies.

The following table shows the balance and changes in each component of AOCI for the years ended December 31, 2022 and 2021 (in millions):

	Unrealized gains	Changes in	Total
	(losses) of	own credit risk	Accumulated
	fixed maturity	related to	Other
	securities,	insurance	Comprehensive
	available for sale	liabilities	Income (Loss)

Balance, December 31, 2020	$93	$—	$93
Change in OCI before reclassifications	(124)	—	(124)
Income tax (expense) benefit	26	—	26

Balance, December 31, 2021	(5)	—	(5)
Change in OCI before reclassifications	(576)	140	(436)
Income tax (expense) benefit	121	(29)	92

Balance, December 31, 2022	$(460)	$111	$(349)

17. Statutory Requirements

FRL and FIRL

Under the Bermuda Insurance Act, FRL and FIRL (together referred to as "Bermuda insurance subsidiaries") are registered as Class 4 and Class E composite reinsurance companies. Our Bermuda insurance subsidiaries are subject to the following statutory reporting requirements:

1.Statutory financial statements (“SFS”): The SFS framework is consistent with U.S. GAAP reporting requirements adjusted for prudential filters. These adjustments include the elimination of non-admitted assets not considered admissible for solvency purposes, the inclusion of certain assets and liabilities that are generally off-balance sheet under U.S. GAAP and adjustments for directions or permitted practices by the BMA. Our Bermuda insurance subsidiaries have obtained permission under Section 6C of the Bermuda Insurance Act to value the funds withheld - directly managed, where applicable, and fixed maturity securities available for sale investment portfolios pertaining to long-term business at amortized cost rather than fair value within the statutory financial statements for the years ended December 31, 2022 and 2021.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)
2.Economic Balance Sheet (“EBS”): Under the EBS framework, assets and liabilities are mainly assessed and included at fair value, with the insurer’s U.S. GAAP balance sheet serving as a starting point. The EBS also requires insurers to estimate insurance technical provisions, which consist of the insurer's insurance related balances valued based on a best estimate liability plus a risk margin. The best estimate liability may be calculated by applying the standard approach or the scenario approach. Under the standard approach the discount rate for insurance reserves is a rate prescribed by the BMA. Under the scenario approach the discount rate for insurance reserves is based on the yield on eligible assets owned by the insurer as determined under the worst result of eight prescribed stressed conditions.

Our Bermuda insurance subsidiaries are subject to capital requirements calculated using the Bermuda Solvency and Capital Requirement ("BSCR") model, which is a standardized statutory risk-based capital model used to measure the risk associated with our Bermuda insurance subsidiaries' assets, liabilities and premiums as valued under EBS. Required statutory economic capital and surplus under the BSCR model is referred to as the enhanced capital requirement ("ECR"), which is the greater of the BSCR and minimum margin of solvency ("MSM"). Our Bermuda insurance subsidiaries are required to calculate and submit a quarterly financial return, inclusive of the ECR, on a quarterly basis and a statutory financial return and capital and solvency return, inclusive of the ECR, on an annual basis. Following receipt of the submission of these returns, the BMA has the authority to impose additional capital requirements (capital add-ons) if it deems necessary. The BMA has not imposed any additional capital requirements on our Bermuda insurance subsidiaries for the years ended December 31, 2022 and 2021. At December 31, 2022 and 2021, our Bermuda insurance subsidiaries met the minimum statutory reporting and capital requirements.

While not specifically referred to in the Bermuda Insurance Act, the target capital level (“TCL”) is also an important threshold for statutory economic capital and surplus. The TCL is equal to 120% of ECR as calculated pursuant to the BSCR formula. The TCL serves as an early warning tool for the BMA. If our Bermuda insurance subsidiaries fail to maintain statutory economic capital and surplus at least equal to their respective TCL, such failure will likely result in increased regulatory oversight by the BMA.

The statutory economic capital and surplus and related requirements based upon the EBS and BSCR for the years ended December 31, 2022 and 2021 (in millions) are detailed below. The values as of December 31, 2022 reflect our best estimate of the statutory economic capital and surplus and related requirement as of the date these consolidated financial statements were available to be issued.

	2022	2021

FRL
Statutory economic capital and surplus	$4,246	$3,983
Required statutory economic capital and surplus	1,922	1,758

FIRL
Statutory economic capital and surplus	$253	N/A
Required statutory economic capital and surplus	$18	N/A

Under the Bermuda Insurance Act, our Bermuda insurance subsidiaries are prohibited from declaring or paying a dividend if it were in breach of their respective minimum solvency margin or liquidity ratio or if the declaration or payment of such dividends would cause our Bermuda insurance subsidiaries to fail to meet such margin or ratio. Our Bermuda insurance subsidiaries are prohibited from declaring or paying in any fiscal period dividends of more than 25% of their total statutory capital and surplus, as set out in its previous year’s statutory financial statements, unless the company files with the BMA a signed affidavit by at least two members of its Board of Directors attesting that a dividend would not cause the company to fail to meet its relevant requirements. The Bermuda Insurance Act further prohibits our Bermuda insurance subsidiaries from reducing their prior period statutory capital by 15% or more without prior approval of the BMA. As our Bermuda insurance subsidiaries reinsure run-off business, they are required to seek BMA approval for any dividends or distributions.

FGH Parent, L.P.
Notes to Consolidated Financial Statements
As of and for the year ended December 31, 2022 (not covered by the auditor's report) and as of and for the year ended December 31, 2021 (not covered by the auditor's report)

FRL declared and paid dividends of $0.8 billion and $1.1 billion to FGH during the years ended December 31, 2022 and 2021, respectively. FIRL did not declare or pay any dividends to FIGH during the years ended December 31, 2022 and 2021.

FLIAC, FRC and FCIC

FLIAC, FRC and FCIC (together referred to as our "U.S. insurance subsidiaries") are required to prepare statutory financial statements in accordance with statutory accounting principles prescribed or permitted by the subsidiary's respective state department. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions and valuing investments, deferred taxes and certain assets on a different basis.

FLIAC, FRC and FCIC reported statutory net income (loss) of $159 million, ($0.2) million and $0.3 million, respectively, for the year ended December 31, 2022. FLIAC, FRC and FCIC reported statutory surplus of $724 million, $10 million and $8 million, respectively, at December 31, 2022.

Our U.S. insurance subsidiaries do not utilize prescribed or permitted practices that vary materially from the statutory accounting practices prescribed by the NAIC.

FLIAC and FRC are subject to Arizona law, which limits the amount of dividends that insurance companies can pay to stockholders. The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the lesser of 10% of statutory surplus, as of December 31 of the preceding year, or the net gain from operations of the preceding calendar year. Cash dividends may only be paid out of surplus derived from realized net profits. Based on these limitations, FLIAC and FRC are not permitted to pay dividends in 2023 without prior notification.

FLIAC did not declare or pay any dividends to FGH during the year ended December 31, 2022. FRC did not declare or pay dividends during the year ended December 31, 2022.

FCIC is subject to Ohio law, which requires notification to the Director of the Ohio Department of Insurance ("ODI") for all dividends. The maximum dividend that can be paid by insurance companies domiciled in Ohio without prior approval of the ODI is subject to restriction and cannot exceed the greater of 10% of the prior year end surplus or the prior year's net income. FCIC did not declare or pay dividends during the year ended December 31, 2022.

18. Subsequent Events

We have evaluated the impact of subsequent events through March 10, 2023, the date at which the consolidated financial statements were available to be issued and determined there are no items to disclose.